UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-2
A10 NETWORKS, INC.
(Name of Registrant as Specified In Its Charter)
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A10 NETWORKS, INC.
2300 ORCHARD PARKWAY
SAN JOSE, CALIFORNIA 95131
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held at 10 a.m. Pacific Time on Wednesday, May 27, 2020
Dear Stockholders of A10 Networks, Inc.:
The 2020 annual meeting of stockholders (the “Annual Meeting”) of A10 Networks, Inc., a Delaware corporation, will be held on Wednesday, May 27, 2020 at 10:00 a.m. Pacific Time, at 2300 Orchard Parkway, San Jose, California, for the following purposes, as more fully described in the accompanying proxy statement:
1.
To elect each of the director nominees named in the accompanying proxy statement, to serve until the 2021 annual meeting of stockholders and until their successors are duly elected and qualified, subject to earlier resignation or removal;

2.	To approve, on an advisory and non-binding basis, the compensation of our named executive officers as described in the accompanying proxy statement;
3.	To approve, on an advisory and non-binding basis, the frequency of holding future advisory votes on executive compensation;
4.	To ratify the appointment of Armanino LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2020; and
5.	To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.
Our board of directors has fixed the close of business on April 2, 2020 as the record date for the Annual Meeting. Only stockholders of record on April 2, 2020 are entitled to notice of and to vote at the Annual Meeting. Further information regarding voting rights and the matters to be voted upon is presented in the accompanying proxy statement. If you plan on attending the Annual Meeting as a stockholder, please follow the instructions on page 3 of the proxy statement.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDERS MEETING TO BE HELD ON May 27, 2020 – THE PROXY STATEMENT AND ANNUAL REPORT TO STOCKHOLDERS ARE AVAILABLE AT http://www.proxyvote.com. We are mailing a notice of availability over the Internet of the proxy materials which contains instructions on how to access our proxy materials on the Internet, as well as instructions on obtaining a paper copy.
Whether or not you plan to attend the Annual Meeting, we urge you to submit your vote via the Internet, telephone or mail.
We appreciate your continued support of A10 Networks, Inc. and look forward to either greeting you personally at the Annual Meeting or receiving your proxy.
By order of the Board of Directors,

Dhrupad Trivedi
President, Chief Executive Officer and Director
San Jose, California
April 15, 2020

* We intend to hold our Annual Meeting in person. However, we are actively monitoring the coronavirus (COVID- 19) situation and are sensitive to the public health and travel concerns our stockholders may have and the protocols that federal, state, and local governments may impose. In the event it is not possible or advisable to hold our Annual Meeting in person, we will announce alternative arrangements for the meeting as promptly as practicable, which may include holding the meeting solely by means of remote communication. If we take this step, we will announce the decision to do so in advance by filing Definitive Additional Materials with the SEC along with notice of the change(s) to the Annual Meeting, and details on how to participate will be available at www.proxydocs.com and http://investors.a10networks.com

i

A10 NETWORKS, INC.
PROXY STATEMENT
FOR 2020 ANNUAL MEETING OF STOCKHOLDERS
To Be Held at 10:00 a.m. Pacific Time on Wednesday, May 27, 2020
This proxy statement and the form of proxy are furnished in connection with the solicitation of proxies by our board of directors for use at the 2020 annual meeting of stockholders of A10 Networks, Inc., a Delaware corporation (the “Company”), and any postponements, adjournments or continuations thereof (the “Annual Meeting”). The Annual Meeting will be held on Wednesday, May 27, 2020 at 10:00 a.m. Pacific Time, at 2300 Orchard Parkway, San Jose, California. The Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access this proxy statement and our annual report is first being mailed on or about April 15, 2020 to all stockholders entitled to vote at the Annual Meeting.
The information provided in the “question and answer” format below is for your convenience only and is merely a summary of the information contained in this proxy statement. You should read this entire proxy statement carefully. Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this proxy statement and references to our website address in this proxy statement are inactive textual references only.
QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND OUR ANNUAL MEETING
What matters am I voting on?
You will be voting on:
•
the election of the director nominees named in this proxy statement, to serve until the 2021 annual meeting of stockholders and until their successors are duly elected and qualified, subject to earlier resignation or removal;

•	a proposal to approve, on an advisory and non-binding basis, the compensation of our named executive officers as described in this proxy statement;
•	a proposal to approve, on an advisory and non-binding basis, the frequency of holding future advisory votes on executive compensation;
•	the ratification of the appointment of Armanino LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2020; and
•	any other business as may properly come before the Annual Meeting.
How does the board of directors recommend I vote on these proposals?
Our board of directors recommends a vote:
•	“FOR” the election of each of the director nominees;
•	“FOR” the approval, on an advisory and non-binding basis, of the compensation of our named executive officers as described in this proxy statement;
•	for “1 YEAR” as the frequency of holding future advisory votes on executive compensation; and
•	“FOR” the ratification of the appointment of Armanino LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2020.
Who is entitled to vote?
Holders of our common stock as of the close of business on April 2, 2020, the record date, may vote at the Annual Meeting. As of the record date, there were 78,709,661 shares of our common stock outstanding. In deciding all matters at the Annual Meeting, each stockholder will be entitled to one vote for each share of our common stock held by them on the record date. We do not have cumulative voting rights for the election of directors.
Registered Stockholders. If shares of our common stock are registered directly in your name with our transfer agent, you are considered the stockholder of record with respect to those shares, and the Notice was provided to you directly by us. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote in person at the Annual Meeting.

Street Name Stockholders. If shares of our common stock are held on your behalf in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of those shares held in “street name,” and the Notice was forwarded to you by your broker or nominee, who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker or nominee how to vote your shares. Beneficial owners are also invited to attend the Annual Meeting. However, since a beneficial owner is not the stockholder of record, you may not vote your shares of our common stock in person at the Annual Meeting unless you follow your broker’s procedures for obtaining a legal proxy. If you request a printed copy of our proxy materials by mail, your broker or nominee will provide a voting instruction card for you to use. Throughout this proxy, we refer to stockholders who hold their shares through a broker, bank or other nominee as “street name stockholders.”
How many votes are needed for approval of each proposal?
•
Proposal No. 1: The election of directors requires a plurality of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote, meaning that the nominees who receive the largest number of votes cast “for” their election are elected as directors. As a result, any shares not voted “for” a particular nominee (whether as a result of “withhold” votes or broker non-votes) will not be counted in such nominee’s favor and will have no effect on the outcome of the election. You may vote “for” or “withhold” on each of the nominees for election as a director.

•
Proposal No. 2: The approval, on an advisory and non-binding basis, of the compensation of our named executive officers as described in this proxy statement requires the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on this proposal. Abstentions are considered as a vote “against” the proposal because an abstention represents a share entitled to vote on this proposal. Broker non-votes will have no effect on the outcome of this proposal. You may vote “for,” “against” or “abstain” on this proposal.

•
Proposal No. 3: You may indicate your preference regarding the frequency of holding future advisory votes on executive compensation every “1 YEAR,” “2 YEARS” or “3 YEARS”, or you may “ABSTAIN” from voting on the proposal. The frequency—one year, two years or three years—receiving the highest number of votes will be considered the frequency of holding future advisory votes on executive compensation recommended by stockholders. Abstentions and broker non-votes will not affect the outcome of this proposal. Our board of directors will consider our stockholders’ preference as reflected in the vote on this proposal in determining how frequently the advisory vote on executive compensation occurs in the future.

•
Proposal No. 4: The ratification of the appointment of Armanino LLP requires the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on this proposal. Abstentions are considered as a vote “against” the proposal because an abstention represents a share entitled to vote on this proposal. Broker non-votes will have no effect on the outcome of this proposal. You may vote “for,” “against” or “abstain” on this proposal.

What is a quorum?
A quorum is the minimum number of shares required to be present at the Annual Meeting for the Annual Meeting to be properly held under our amended and restated bylaws and Delaware law. The presence, in person or represented by proxy, of a majority of all issued and outstanding shares of our common stock entitled to vote at the Annual Meeting will constitute a quorum at the Annual Meeting. Abstentions, withhold votes and broker non-votes are counted as shares present and entitled to vote for purposes of determining a quorum.
How do I vote?
If you are a stockholder of record, there are four ways to vote:
•	by Internet at http://www.proxyvote.com, 24 hours a day, seven days a week, until 11:59 p.m. Eastern Time on May 26, 2020 (have your proxy card in hand when you visit the website);
•	by toll-free telephone at 1-800-690-6903 (have your proxy card in hand when you call);
•	by completing and mailing your proxy card (if you received printed proxy materials); or
•	by written ballot at the Annual Meeting.

If you are a street name stockholder, you will receive voting instructions from your broker, bank or other nominee. You must follow the voting instructions provided by your broker, bank or other nominee in order to instruct your broker, bank or other nominee on how to vote your shares. Street name stockholders should generally be able to vote by returning an instruction card, or by telephone or on the Internet. However, the availability of telephone and Internet voting will depend on the voting process of your broker, bank or other nominee. As discussed above, if you are a street name stockholder, you may not vote your shares in person at the Annual Meeting unless you obtain a legal proxy from your broker, bank or other nominee.
Can I change my vote?
Yes. If you are a stockholder of record, you can change your vote or revoke your proxy any time before the Annual Meeting by:
•	entering a new vote by Internet or by telephone;
•	returning a later-dated proxy card;
•	notifying the Secretary of A10 Networks, Inc., in writing, at A10 Networks, Inc., 2300 Orchard Parkway, San Jose, California 95131; or
•	completing a written ballot at the Annual Meeting.
If you are a street name stockholder, your broker, bank or other nominee can provide you with instructions on how to change your vote.
What do I need to do to attend the Annual Meeting in person?
To attend the meeting, you must be a holder of Company shares as of the record date of April 2, 2020. If you plan to attend, please notify the Company no later than May 26, 2020 at 5:00 p.m. Pacific Time by contacting Jaime Garcia (jgarcia@a10networks.com/408-643-8105).
On the day of the meeting, you may be required to present a valid picture identification such as a driver’s license or passport and you may be denied admission if you do not. Please note that seating is limited. Use of cameras, recording devices, computers and other personal electronic devices will not be permitted at the Annual Meeting.
We intend to hold our Annual Meeting in person. However, we are actively monitoring the coronavirus (COVID-19) situation and are sensitive to the public health and travel concerns our stockholders may have and the protocols that federal, state, and local governments may impose. In the event it is not possible or advisable to hold our Annual Meeting in person, we will announce alternative arrangements for the meeting as promptly as practicable, which may include holding the meeting solely by means of remote communication. If we take this step, we will announce the decision to do so in advance by filing Definitive Additional Materials with the SEC along with notice of the change(s) to the Annual Meeting, and details on how to participate will be available at www.proxydocs.com and http://investors.a10networks.com
What is the effect of giving a proxy?
Proxies are solicited by and on behalf of our board of directors. Dhrupad Trivedi, Tom Constantino and Robert Cochran have been designated as proxies by our board of directors. When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If no specific instructions are given, however, the shares will be voted in accordance with the recommendations of our board of directors as described above. If any matters not described in this proxy statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote the shares. If the Annual Meeting is adjourned, the proxy holders can vote the shares on the new Annual Meeting date as well, unless you have properly revoked your proxy instructions, as described above.

Why did I receive a Notice of Internet Availability of Proxy Materials instead of a full set of proxy materials?
In accordance with the rules of the Securities and Exchange Commission (“SEC”), we have elected to provide our proxy materials, including this proxy statement and our annual report, primarily via the Internet. The Notice containing instructions on how to access our proxy materials is first being mailed on or about April 15, 2020 to all stockholders entitled to vote at the Annual Meeting. Stockholders may request to receive all future proxy materials in printed form by mail or electronically by email by following the instructions contained in the Notice. We encourage stockholders to take advantage of the availability of our proxy materials on the Internet to help reduce the environmental impact of our annual stockholder meetings. All stockholders who have previously requested to receive a paper copy of the materials, will receive a full set of paper proxy materials by U.S. mail.
How are proxies solicited for the Annual Meeting?
Our board of directors, officers and other employees may be soliciting proxies for use at the Annual Meeting by personal interview, telephone, facsimile or electronic mail. No additional compensation will be paid to these persons for solicitation and all expenses associated with this solicitation will be borne by us. We will reimburse brokers or other nominees for reasonable expenses that they incur in sending our proxy materials to you if a broker or other nominee holds shares of our common stock on your behalf. At this time we have not engaged a proxy solicitor. If we do engage a proxy solicitor we will pay the customary costs associated with such engagement.
How may my brokerage firm or other intermediary vote my shares if I fail to provide timely directions?
Brokerage firms and other intermediaries holding shares of our common stock in street name for customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions, your broker will have discretion to vote your shares on our sole “routine” matter: the proposal to ratify the appointment of Armanino LLP. Your broker will not have discretion to vote on any other proposal absent direction from you.
Where can I find the voting results of the Annual Meeting?
We will announce preliminary voting results at the Annual Meeting. We will also disclose voting results on a Current Report on Form 8-K that we will file with the SEC within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Current Report on Form 8-K within four business days after the Annual Meeting, we will file a Current Report on Form 8-K to publish preliminary results and will provide the final results in an amendment to such Current Report on Form 8-K as soon as they become available.
I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?
We have adopted an SEC-approved procedure called “householding,” which allows us to deliver a single copy of the Notice and, if applicable, our proxy materials to multiple stockholders who share the same address unless we have received contrary instructions from one or more of the stockholders. This procedure reduces our printing costs, mailing costs, and fees. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will deliver promptly a separate copy of the Notice and, if applicable, our proxy materials to any stockholder at a shared address to which we delivered a single copy of any of these materials. To receive a separate copy or, if a stockholder is receiving multiple copies, to request that we only send a single copy of the Notice and, if applicable, our proxy materials, such stockholder may contact us at the following address:
A10 Networks, Inc.
Attention: Investor Relations
2300 Orchard Parkway
San Jose, California 95131
(408) 325-8668
Street name stockholders may contact their brokerage firm, bank, broker-dealer or other similar organization to request information about householding.

What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?
Stockholder Proposals
Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at our next annual meeting of stockholders by submitting their proposals in writing to our Secretary in a timely manner. For a stockholder proposal to be considered at our 2021 annual meeting of stockholders, our Secretary must receive the written proposal at our principal executive offices prior to certain deadlines. Those deadlines vary based upon when we actually hold our 2021 annual meeting and also whether the stockholder intends the proposal to be included in our proxy statement for the meeting.
Proposals Intended to be Included in our Proxy Statement
For a stockholder proposal to be considered for inclusion in our proxy statement for the 2021 annual meeting, our Secretary must receive the written proposal at our principal executive offices no later than December 16, 2020. In addition, stockholder proposals must comply with the requirements of SEC Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Stockholder proposals should be addressed to:
A10 Networks, Inc.
Attention: Secretary
2300 Orchard Parkway
San Jose, California 95131
Proposals Not Intended to be Included in our Proxy Statement
Our bylaws also establish an advance notice procedure for stockholders who wish to present a proposal at an annual meeting of stockholders but who do not intend for the proposal to be included in our proxy statement for the meeting. Our bylaws provide that the only business that may be conducted at an annual meeting is business that is (i) specified in our proxy materials with respect to such meeting, (ii) otherwise properly brought before the annual meeting by or at the direction of our board of directors, or (iii) properly brought before the annual meeting by a stockholder of record entitled to vote at the annual meeting who has delivered timely written notice to our Secretary, which notice must contain the information specified in the bylaws.
If we hold the 2021 annual meeting no more than 30 days before or after the one-year anniversary of this year’s Annual Meeting, then, for a stockholder proposal to be considered at the 2021 annual meeting, our Secretary must receive the written notice at our principal executive offices at the above address:
•	no earlier than January 28, 2021; and
•	no later than the close of business on February 27, 2021.
If we hold the 2021 annual meeting more than 30 days before or after the one-year anniversary of this year’s Annual Meeting, then our Secretary must receive the written notice no earlier than the close of business on the 120th day before the actual date of the 2021 annual meeting and no later than the close of business on the later of the following two dates:
•	the 90th day prior to the 2021 annual meeting; or
•	the 10th day following the day on which we first announce publicly the date of the 2021 annual meeting.
If a stockholder who has notified us of his, her or its intention to present a proposal at an annual meeting does not appear at such annual meeting to present such proposal, we are not required to present the proposal for a vote at such annual meeting.
Nomination of Director Candidates
You may propose director candidates for consideration by our nominating and corporate governance committee. Any such recommendations should include the nominee’s name and qualifications for membership on our board of directors and should be directed to our Secretary at the address set forth above. For additional information regarding stockholder recommendations for director candidates, see “Board of Directors and Corporate Governance—Stockholder Recommendations for Nominations to the Board of Directors.”

In addition, our bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, a stockholder must provide the information required by our bylaws and give timely notice to our Secretary in accordance with our bylaws, which, in general, require that the notice be received by our Secretary within the time period described above under “Proposals Not Intended to be Included in our Proxy Statement.”
Availability of Bylaws
You may contact our Secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Our business affairs are managed under the direction of our board of directors, which is currently composed of six members. On April 9, 2020, director Alan Henricks notified our board of directors that he would not stand for re-election at the Annual Meeting. Following receipt of such notice, on April 10, 2020, our board of directors approved a decrease in the authorized number of directors to five, effective as of immediately following the end of Mr. Henricks’ term as a director, and as of immediately prior to the commencement of the Annual Meeting. Five of the six individuals currently serving as directors are independent within the meaning of the listing standards of the New York Stock Exchange.
In November 2019, we entered into a letter agreement with VIEX Capital Advisors, LLC, VIEX Opportunities Fund, LP – Series One, VIEX Opportunities Fund, LP – Series Two, VIEX GP, LLC, VIEX Special Opportunities Fund II, LP, VIEX Special Opportunities GP II, LLC, VIEX Special Opportunities Fund III, LP, VIEX Special Opportunities GP III, LLC and Eric Singer (collectively, the “VIEX Group”), which amends and restates the letter agreement dated as of July 26, 2019, with the VIEX Group. Pursuant to the November 2019 letter agreement, we agreed, among other things, to nominate and support Eric Singer, Tor. R. Braham and one independent person identified by the VIEX Group, J. Michael Dodson, for election as directors at the Annual Meeting. Subject to certain exceptions set forth in the letter agreement, the VIEX Group agreed to vote all of its shares at the Annual Meeting in a manner consistent with the recommendation of our board of directors. The VIEX Group also agreed to customary standstill restrictions.
The following table sets forth the names, ages and certain other information for each of our directors and director nominees as of April 15, 2020:
Name	Age	Director Since	Position
Dhrupad Trivedi	53	2019	President, Chief Executive Officer and Director
Tor R. Braham(1)(2)	62	2018	Director
Peter Y. Chung(2)(3)	52	2013	Director
J. Michael Dodson(1)	59	2020	Director
Alan S. Henricks(1)(2)(3)	69	2014	Director
Eric Singer(2)(3)	46	2019	Director
(1)	Member of our audit committee
(2)	Member of our compensation committee
(3)	Member of our nominating and corporate governance committee
Nominees for Director
Dhrupad Trivedi joined A10 Networks in December 2019 as president and chief executive officer. From March 2013 to November 2019, Dr. Trivedi served as President, Network Solutions – Industrial IT/IOT and Cybersecurity at Belden Inc., a manufacturer of networking, connectivity, and cable products, and also served as a corporate vice president from January 2010 to March 2013. Prior to this, he held multiple general management and corporate development roles at JDS Uniphase. Trivedi holds a Ph.D. in electrical engineering from University of Massachusetts, Amherst, a master’s degree in electrical engineering from University of Alabama and an MBA in finance from Duke University. Trivedi brings global leadership experience across multiple businesses and is passionate about driving leading technology businesses to win by creating value for customers.
Tor R. Braham has served as a member of our board of directors since March 2018. He is currently a director of Altaba Inc., an independent, non-diversified, closed-end management investment company and Viavi Solutions Inc., a network and service enablement and optical coatings company. He is also a director of Live Oak Acquisition Corp., which is a special purpose acquisition company. He previously served as a member of the board of directors of Yahoo, a provider of web services from April 2016 to June 2017, NetApp, Inc., a computer storage and data management company, from September 2013 to March 2016 and Sigma Designs, Inc., an integrated circuit provider for the home entertainment market, from June 2014 to August 2016. Mr. Braham served as Managing Director and Global Head of Technology Mergers and Acquisitions for Deutsche Bank Securities Inc., an investment bank, from 2004 until November 2012. From 2000 to 2004, he served as Managing Director and Co-Head of West Coast U.S. Technology, Mergers and Acquisitions for Credit Suisse First Boston, an investment bank. Prior to that role,

Mr. Braham served as an investment banker with Warburg Dillon Read LLC and as an attorney at Wilson Sonsini Goodrich & Rosati. Mr. Braham has specific attributes that qualify him to serve as a member of our board of directors, including his extensive financial experience and knowledge of the technology industry gained through his service as an investment banker and lawyer to technology companies, as well as his service on public and private company boards.
Peter Y. Chung has served as a member of our board of directors since June 2013. Mr. Chung is a Managing Director and the Chief Executive Officer of Summit Partners, L.P., where he has been employed since 1994. He is currently a director of Acacia Communications, Inc. and MACOM Technology Solutions Holdings, Inc. as well as several privately-held companies. Previously, Mr. Chung served as a director of Ubiquiti Inc., a company that develops networking technology. Mr. Chung has an M.B.A. from the Stanford University Graduate School of Business and an A.B. in Economics from Harvard University. Mr. Chung has specific attributes that qualify him to serve as a member of our board of directors, including his experience in investment banking, private equity and venture capital investing and in the communications technology sector, as well as his prior service on public and private company boards.
J. Michael Dodson has served as a member of our board of directors since February 2020. Mr. Dodson has served as the Chief Financial Officer of Quantum Corporation, a video data storage and management company, since May 2018. He also served as the interim Chief Executive Officer of Quantum Corporation from May to June 2018, a position he held until a full-time Chief Executive Officer was appointed. From August 2017 to May 2018, Mr. Dodson served as the Chief Financial Officer of Greenwave Systems, a software-defined network solutions provider. Prior to joining Greenwave Systems, Mr. Dodson served as the Chief Operating Officer and Chief Financial Officer at Mattson Technology, Inc., a semiconductor equipment manufacturer and supplier from 2012 to 2017. He joined Mattson as Executive Vice President, Chief Financial Officer and Secretary in 2011. Prior to joining Mattson, Mr. Dodson served as Chief Financial Officer at four global public technology companies and Chief Accounting Officer for an S&P 500 company. Mr. Dodson started his career with Ernst & Young. Since July 2013, he has served on the Board of Directors of Sigma Designs, Inc., an integrated circuit provider for the home entertainment market, including as Lead Independent Director since January 2014 and Chairman of the Audit Committee since 2015. He holds a B.B.A. degree with dual majors in Accounting and Information Systems Analysis and Design from the University of Wisconsin-Madison. Mr. Dodson has specific attributes that qualify him to serve as a member of our board of directors, including his extensive experience serving as chief financial officer of both public and private companies, as well as his public company board service, including as a chairman of an audit committee for a public company.
Eric Singer has served as a member of our board of directors since July 2019. Mr. Singer is a founder and Managing Member of VIEX Capital Advisors, a securities investment firm. In addition to a long track record as a successful investor in technology companies, Mr. Singer has substantial experience serving on public boards and in assisting them in creating and expanding shareholder value. Mr. Singer is currently a director of Immersion Corporation, a developer and licensor of touch feedback technology, and previously served on the boards of directors of Quantum Corporation, a video data storage and management company, Numerex Corp., a provider of managed machine-to-machine enterprise solutions enabling the Internet of Things, RhythmOne plc and YuMe, Inc., each a provider of brand video advertising software and audience data, Support.com, Inc., a provider of tech support and support center services, Meru Networks, Inc., a Wi-Fi network solutions company, PLX Technology, Inc., a PCI Express and ethernet semiconductor company, and Sigma Designs, Inc., an integrated circuit provider for the home entertainment market, among other companies. Mr. Singer has a B.A. from Brandeis University. Mr. Singer has specific attributes that qualify him to serve as a member of our board of directors, including his extensive financial and operating experience and knowledge of the technology industry gained through his service on numerous public company boards.
Director Independence
Our common stock is listed on the New York Stock Exchange. Under the listing standards of the New York Stock Exchange, independent directors must comprise a majority of a listed company’s board of directors. In addition, the listing standards of the New York Stock Exchange require that, subject to specified exceptions, each member of a listed company’s audit, compensation, and nominating and corporate governance committees be independent. Under the listing standards of the New York Stock Exchange, a director will only qualify as an “independent director” if, in the opinion of that listed company’s board of directors, that director does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.
Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the listing standards of the New York Stock Exchange. In addition, compensation committee members must also satisfy the independence criteria set forth under the listing standards of the New York Stock Exchange.
Our board of directors has undertaken a review of the independence of each director. Based on information provided by each director concerning his background, employment and affiliations, our board of directors has determined that all of our directors other than Mr. Trivedi , our chief executive officer, are “independent” as that term is defined under the listing standards of the New York Stock Exchange and do not have any relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, our board of directors considered the current and prior relationships that each director has with our company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director, and the transactions involving them described in the section titled “Related Person Transactions.”
Board Leadership Structure
The Board is committed to strong, independent Board leadership and oversight of management’s performance. In addition to having substantially all of its members be independent under applicable listing standards and SEC standards, our current Board includes an affiliate from two of our three largest stockholders as of March 31, 2020. The Board believes that whether to have the same person occupy the offices of Chairperson of the Board and Chief Executive Officer should be decided by the Board, from time to time, in its business judgment after considering relevant factors, including the specific needs of the business and what is in the best interests of our stockholders. However, if the Chairperson is an employee, the Board may appoint a lead independent director to help ensure robust independent leadership on the Board.
The Chairperson of the Board has the powers and duties customarily and usually associated with the office of the chairperson of the board, including setting the schedule and agenda for Board meetings and presiding at meetings of the Board and meetings of our stockholders, unless a chairman of a stockholder meeting is otherwise appointed by the Board. The Chairperson also has the authority to call special meetings of our stockholders. If our Chairperson is an independent, non-employee director, the Chairperson has the responsibilities of the lead independent director.
Our lead independent director has the responsibility to schedule and prepare agendas for meetings of the outside directors. The lead independent director may communicate with our Chief Executive Officer, disseminate information to the rest of the Board in a timely manner, raise issues with management on behalf of the outside directors when appropriate, and facilitate communications between management and the outside directors. In addition, the lead independent director may have other responsibilities, including calling meetings of outside directors when necessary and appropriate, being available, when appropriate, for consultation and direct communication with our stockholders, building a productive relationship between the Board and the Chief Executive Officer, ensuring the Board fulfills its oversight responsibilities in our strategy, risk oversight and succession planning, and performing such other duties as the Board may from time to time designate.
In 2019, the Board evaluated whether the positions of Chairperson and Chief Executive Officer should be held by two individuals, and determined that it was in the best interest of stockholders that Mr. Lee Chen, our former Chief Executive Officer, serve as the Chairperson while serving as our Chief Executive Officer. The Board made its determination based on Mr. Chen’s years of experience as an executive in the networking industry as well as his knowledge of the issues and challenges facing the company. In 2019, Dr. Phillip Salsbury served as lead independent director to provide independent leadership of the Board. Throughout 2019, our independent directors met in executive session, outside the presence of management, including Mr. Chen, on a regular basis. Following the resignations of Mr. Chen and Dr. Salsbury from the Board in February 2020, the positions of Chairperson and lead independent director became vacant and have not yet been filled. Our Board is evaluating which of our directors will be appointed Chairperson and, if applicable, lead independent director.

Board Meetings and Committees
During our fiscal year ended December 31, 2019, the board of directors held ten (10) meetings (including regularly scheduled and special meetings) and acted by written consent four (4) times. No director attended fewer than 75% of the aggregate of (i) the total number of meetings of our board of directors held during the period for which he or she has been a director and (ii) the total number of meetings held by all committees of our board of directors on which he or she served during the periods that he or she served.
Although we do not have a formal policy regarding attendance by members of our board of directors at annual meetings of stockholders, we encourage, but do not require, our directors to attend. Four of our directors attended our 2019 annual meeting of stockholders. Our board of directors has established three standing committees: an audit committee, a compensation committee and a nominating and corporate governance committee. The composition and responsibilities of each of these committees is described below. Members will serve on these committees until their resignation or until as otherwise determined by our board of directors.
Audit Committee
The audit committee is currently comprised of Messrs. Braham, Dodson and Henricks. Mr. Henricks is currently the chair of the audit committee. Our board of directors has determined that each of the members of this committee satisfies the requirements for independence and financial literacy under the applicable rules and regulations of the New York Stock Exchange and the SEC. Our board of directors has also determined that Mr. Henricks and Mr. Dodson each qualify as an “audit committee financial expert” as defined in the SEC rules and satisfies the financial sophistication requirements of the New York Stock Exchange.
The audit committee is responsible for, among other things:
•	selecting and hiring our registered public accounting firm;
•	evaluating the performance and independence of our registered public accounting firm;
•	approving the audit and pre-approving any non-audit services to be performed by our registered public accounting firm;
•	reviewing our financial statements and related disclosures and reviewing our critical accounting policies and practices;
•	reviewing the adequacy and effectiveness of our internal control policies and procedures and our disclosure controls and procedures;
•	overseeing procedures for the treatment of complaints on accounting, internal accounting controls, or audit matters;
•	reviewing and discussing with management and the independent registered public accounting firm the results of our annual audit, our quarterly financial statements, and our publicly filed reports;
•	reviewing and approving in advance any proposed related person transactions; and
•	preparing the audit committee report to be included in our annual proxy statement as required by the SEC.
The audit committee operates under a written charter that satisfies the applicable standards of the SEC and the New York Stock Exchange. A copy of the charter of the audit committee is available on our website at http://investors.a10networks.com. During 2019, the audit committee held five (5) meetings and acted by written consent one (1) time.
Compensation Committee
The compensation committee currently consists of Messrs. Braham, Chung, Henricks, and Singer. Mr. Chung is the chair of the compensation committee. Our board of directors has determined that each member of this committee is independent under the applicable rules and regulations of the New York Stock Exchange and the SEC, a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Exchange Act, and an outside director, as defined under Section 162(m) of the Internal Revenue Code of 1986, as amended.

The compensation committee is responsible for, among other things:
•
reviewing and approving our Chief Executive Officer’s and other executive officers’ annual base salaries, incentive compensation plans, including the specific goals and amounts, equity compensation, employment agreements, severance arrangements and change in control agreements, and any other benefits, compensation or arrangements;

•	evaluating director compensation and making recommendations to the board of directors regarding such compensation;
•	administering our equity compensation plans;
•	overseeing our overall compensation philosophy, compensation plans, and benefits programs; and
•	preparing the compensation committee report to be included in our form 10-K or annual proxy statement as required by the SEC.
The compensation committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and the listing standards of the New York Stock Exchange. A copy of the charter of the compensation committee is available on our website at http://investors.a10networks.com. During 2019, the compensation committee held seven (7) meetings and acted by written consent five (5) times.
Nominating and Corporate Governance Committee
The nominating and corporate governance committee currently consists of Messrs. Chung, Henricks, and Singer. Mr. Singer is the chair of the nominating and corporate governance committee. Our board of directors has determined that each member of this committee meets the requirements for independence under the rules of the New York Stock Exchange.
The nominating and corporate governance committee is responsible for, among other things:
•	evaluating and making recommendations regarding the composition, organization, and governance of our board of directors and its committees;
•	evaluating and making recommendations regarding the creation of additional committees or the change in mandate or dissolution of committees;
•	reviewing and making recommendations with regard to our corporate governance guidelines and compliance with laws and regulations; and
•
reviewing actual and potential conflicts of interest of our directors and corporate officers, other than related person transactions reviewed by the audit committee, and approving or prohibiting any involvement of such persons in matters that may involve a conflict of interest.

The nominating and corporate governance committee operates under a written charter that satisfies the applicable listing standards of the New York Stock Exchange. A copy of the charter of the nominating and corporate governance committee is available on our website at http://investors.a10networks.com. During 2019, the nominating and corporate governance committee held two (2) meetings.
Compensation Committee Interlocks and Insider Participation
Messrs. Braham, Chung, Henricks and Singer are the current members of our compensation committee. None of the members of our compensation committee is or has been one of our officers or employees. None of our executive officers currently serves, or in the past year has served, as a member of the compensation committee or director (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of any entity that has one or more executive officers serving on our compensation committee or our board of directors.
Considerations in Evaluating Director Nominees
Our nominating and corporate governance committee uses a variety of methods for identifying and evaluating director nominees. In its evaluation of director candidates, our nominating and corporate governance committee will consider the current size and composition of our board of directors and the needs of our board of directors and the respective committees of our board of directors. Some of the qualifications that our nominating and corporate governance committee considers include, without limitation, issues of character, integrity, judgment, diversity (including, but not limited to, diversity of gender, ethnicity, race, international background and life experience), independence, area of expertise, corporate experience, length of service, potential conflicts of interest and other commitments. Nominees must also have the ability to offer advice and guidance to our Chief Executive Officer based on past experience in positions with a high degree of responsibility and be leaders in the companies or institutions with which they are affiliated. Director candidates must have sufficient time available in the judgment of our nominating and corporate governance committee to perform all board of director and committee responsibilities. Members of our board of directors are expected to prepare for, attend, and participate in all board of director and applicable committee meetings. Other than the foregoing, there are no stated minimum criteria for director nominees, although our nominating and corporate governance committee may also consider such other factors as it may deem, from time to time, are in our and our stockholders’ best interests.
Although our board of directors does not maintain a specific policy with respect to board diversity, our board of directors believes that our board should be a diverse body, and our nominating and corporate governance committee considers a broad range of backgrounds and experiences. In making determinations regarding nominations of directors, our nominating and corporate governance committee may take into account the benefits of diverse viewpoints. Our nominating and corporate governance committee also considers these and other factors as it oversees the annual board of director and committee evaluations. After completing its review and evaluation of director candidates, our nominating and corporate governance committee recommends to our full board of directors the director nominees for selection. Additionally, although our board of directors does not currently have any female directors, the Company is committed to diversity at all levels, including with our directors, and our nominating and corporate governance committee is committed to considering diversity, including gender diversity, in identifying future candidates for nomination to the board.
Stockholder Recommendations for Nominations to the Board of Directors
Our nominating and corporate governance committee will consider candidates for director recommended by stockholders so long as such recommendations comply with our amended and restated certificate of incorporation currently in effect and amended and restated bylaws and applicable laws, rules and regulations, including those promulgated by the SEC. The nominating and corporate governance committee will evaluate such recommendations in accordance with its charter, our amended and restated bylaws, our policies and procedures for director candidates, as well as the regular director nominee criteria described above. This process is designed to ensure that our board of directors includes members with diverse backgrounds, skills and experience, including appropriate financial and other expertise relevant to our business. Eligible stockholders wishing to recommend a candidate for nomination should contact our Secretary in writing. Such recommendations must include, amongst other things provided in our Bylaws, information about the candidate, evidence of the recommending stockholder’s ownership of our common stock and a signed letter from the candidate confirming willingness to serve on our board of directors. Our nominating and corporate governance committee has discretion to decide which individuals to recommend for nomination as directors.
Any nomination should be sent in writing to our Secretary at A10 Networks, Inc., 2300 Orchard Parkway, San Jose, CA 95131. If we hold the 2021 annual meeting of stockholders no more than 30 days before or after the one-year anniversary of this year’s Annual Meeting, then our Secretary must receive the written nomination;
•	no earlier than January 28, 2021; and
•	no later than the close of business on February 27, 2021.
If we hold the 2021 annual meeting more than 30 days before or after the one-year anniversary of this year’s Annual Meeting, then our Secretary must receive the written nomination no earlier than the close of business on the 120th day before the actual date of the 2021 annual meeting and no later than the close of business on the later of the following two dates:
•	the 90th day prior to the 2021 annual meeting; or
•	the 10th day following the day on which we first announce publicly the date of the 2021 annual meeting.

Communications with the Board of Directors
Interested parties wishing to communicate with our board of directors or with an individual member or members of our board of directors may do so by writing to our board of directors or to the particular member or members of our board of directors, and mailing the correspondence to our General Counsel at A10 Networks, Inc., 2300 Orchard Parkway, San Jose, CA 95131, Attn: General Counsel. Each communication should set forth (i) the name and address of the stockholder, as it appears on our books, and if the shares of our common stock are held by a nominee, the name and address of the beneficial owner of such shares, and (ii) the number of shares of our common stock that are owned of record by the record holder and beneficially by the beneficial owner.
Our General Counsel, in consultation with appropriate members of our board of directors as necessary, will review all incoming communications and, if appropriate, forward such communications to the member or members of our board of directors to whom such communications were directed, or if none is specified, to the Chairman of our board of directors.
Corporate Governance Guidelines and Code of Business Conduct and Ethics
Our board of directors has adopted Corporate Governance Guidelines that address items such as the qualifications and responsibilities of our directors and director candidates and corporate governance policies and standards applicable to us in general. In addition, our board of directors has adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors, including our Chief Executive Officer, Chief Financial Officer, and other executive and senior financial officers. The full text of our Corporate Governance Guidelines and our Code of Business Conduct and Ethics is posted on the Corporate Governance portion of our website under Governance Documents at http://investors.a10networks.com. We will post amendments to our Code of Business Conduct and Ethics or waivers of our Code of Business Conduct and Ethics for directors and executive officers on the same website.
Compensation Governance
Hedging and Pledging
Pursuant to our Insider Trading Policy, all employees (including directors) are prohibited from engaging in transactions in publicly traded options and other derivative securities with respect to our common stock, including any hedging or similar transaction designed to decrease the risks associated with holding company securities. Our directors are also prohibited from pledging company securities as collateral or holding company securities in a margin account.
Risk Management
Risk is inherent with every business, and we face a number of risks, including strategic, financial, business and operational, legal and compliance, and reputational. We have designed and implemented processes to manage risk in our operations. Management is responsible for the day-to-day management of risks the company faces, while our board of directors, as a whole and assisted by its committees, has responsibility for the oversight of risk management. In its risk oversight role, our board of directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are appropriate and functioning as designed.
Our board of directors believes that open communication between management and our board of directors is essential for effective risk management and oversight. Our board of directors meets with our Chief Executive Officer and other members of the senior management team at quarterly meetings of our board of directors, where, among other topics, they discuss strategy and risks facing the company, as well as at such other times as they deemed appropriate.
While our board of directors is ultimately responsible for risk oversight, our board committees assist our board of directors in fulfilling its oversight responsibilities in certain areas of risk. Our audit committee assists our board of directors in fulfilling its oversight responsibilities with respect to risk management in the areas of internal control over financial reporting, disclosure controls and procedures, and legal and regulatory compliance, and discusses with management and the independent auditor guidelines and policies with respect to risk assessment and risk management. Our audit committee also reviews our major financial risk exposures and the steps management has taken to monitor and control these exposures. Our audit committee also monitors certain key risks on a regular basis throughout the fiscal year, such as risks associated with internal control over financial reporting and liquidity risk.

Our nominating and corporate governance committee assists our board of directors in fulfilling its oversight responsibilities with respect to the management of risk associated with board organization, membership and structure, and corporate governance. Our compensation committee assesses risks created by the incentives inherent in our compensation policies. Finally, our full board of directors reviews strategic and operational risk in the context of reports from the management team, receives reports on all significant committee activities at each regular meeting, and evaluates the risks inherent in significant transactions.
Director Compensation
Equity Compensation
Each non-employee director who first joins our board of directors will be granted an initial equity award with a value of $225,000. On the date of each annual meeting of stockholders, each continuing non-employee director will be granted an annual equity award with a value of $150,000. However, a continuing non-employee director who, as of the date of our annual stockholder meeting, has not served as a board member for the entire 12-month period prior to the annual stockholder meeting will receive an annual award with a value that is prorated based on the number of months the director served during the prior year. The initial and annual equity awards will be granted in the form of restricted stock units, and the number of shares to be granted pursuant to such equity awards will be determined by the closing price of a share of our common stock on the New York Stock Exchange on the grant date. A non-employee director who is not continuing as a director following an annual stockholder meeting will not receive an annual equity award at such meeting.
The initial equity award will be scheduled to vest in three, equal, annual installments from the date the non-employee director joins our board of directors, subject to continued service with us through each such date. Each annual equity award will vest as to 100% of the underlying shares on the earlier of the one-year anniversary of the award’s grant date or the date of our next annual stockholder meeting, subject to continued service with us through such date.
Cash Compensation
Our board of directors approved the following annual compensation package for our non-employee directors:
Annual Cash Retainer ($)
Annual retainer	30,000
Additional retainer for audit committee chair	20,000
Additional retainer for audit committee member	7,500
Additional retainer for compensation committee chair	12,000
Additional retainer for compensation committee member	5,000
Additional retainer for nominating and governance committee chair	7,500
Additional retainer for nominating and governance committee member	3,500
Additional retainer for non-executive chairman of the board of directors(1)	30,000
Additional retainer for independent lead director	15,000
(1)	During 2019, we had an executive chairman of the board. Accordingly, no payment was made in relation to this position in 2019.
Director Compensation for 2019
The following table provides information regarding the total compensation that was paid by the Company to each of our non-employee directors in 2019. None of our non-employee directors were granted option awards in 2019.
Director	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Total ($)
Tor R. Braham	42,500	149,994	192,494
Peter Y. Chung	45,500	149,994	195,494
Alan S. Henricks	58,500	149,994	208,494
Phillip J. Salsbury(3)	62,836	149,994	212,830
Eric Singer	16,663	274,994	291,657
(1)	The aggregate number of shares of our common stock subject to option awards and stock awards outstanding at December 31, 2019, for each non-employee director is as follows:

Name	Aggregate Number of Option Awards Outstanding at December 31, 2019 (#)	Aggregate Number of Stock Awards Outstanding at December 31, 2019 (#)
Tor R. Braham	—	46,623
Peter Y. Chung	—	23,547
Alan S. Henricks	30,000	23,547
Phillip J. Salsbury	—	23,547
Eric Singer	—	37,969
(2)
The amount reported in the Stock Awards column is the aggregate grant date fair value of the stock award, computed in accordance with equity compensation provisions of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. As required by the rules of the SEC, the amount shown excludes the impact of estimated forfeitures related to service-based vesting conditions. Note that the amount reported in this column does not correspond to the actual economic value that may be received by the director from the award.

(3)	Mr. Salsbury resigned from the board of directors in February 2020.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
Our board of directors is currently composed of six members. On April 9, 2020, director Alan Henricks notified our board of directors that he would not stand for re-election at the Annual Meeting. Following receipt of such notice, on April 10, 2020, our board of directors approved a decrease in the authorized number of directors to five, effective as of immediately following the end of Mr. Henricks’ term as a director, and as of immediately prior to the commencement of the Annual Meeting. At the Annual Meeting, each of the five recommended nominees, if elected, will serve for a one-year term. Each director’s term continues until the election and qualification of his or her successor, or such director’s earlier death, resignation, or removal.
Nominees
As recommended by the nominating and corporate governance committee, the board’s nominees for election to the board are the following current members of the board: Tor R. Braham, Peter Y. Chung, J. Michael Dodson, Eric Singer and Dhrupad Trivedi. Mr. Trivedi joined the board in December 2019 in connection with his appointment as President and Chief Executive Officer. Mr. Dodson joined the board in February 2020 after the VIEX Group exercised its right to identify one independent person for appointment to the board and notified the board that it elected to have Mr. Dodson appointed to the board. If elected, each nominee would hold office until the annual meeting to be held in 2021 and until his successor is elected and qualified or until his earlier death, resignation or removal. For information concerning the nominee, please see the section titled “Board of Directors and Corporate Governance.”
In November 2019, we entered into a letter agreement with the VIEX Group, which amended and restated the letter agreement dated as of July 26, 2019, with the VIEX Group. Pursuant to the November 2019 letter agreement we agreed, among other things, to nominate and support Messrs. Singer and Braham and one independent person identified by the VIEX Group, Mr. Dodson, for election as directors at the Annual Meeting. Subject to certain exceptions set forth in the letter agreement, the VIEX Group agreed to vote all of its shares at the Annual Meeting in a manner consistent with the recommendation of our board of directors. The VIEX Group also agreed to customary standstill restrictions.
If you are a stockholder of record and you sign your proxy card or vote by telephone or over the Internet but do not give instructions with respect to the voting of directors, your shares will be voted “FOR” the election of the nominees listed above. Each nominee has advised us that he is willing to serve on our board of directors, if elected; however, in the event that a director nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by our board of directors to fill such vacancy. If you are a street name stockholder and you do not give voting instructions to your broker or nominee, your broker will leave your shares unvoted on this matter.
Vote Required
The election of each director requires a plurality vote of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon to be approved. Broker non-votes will have no effect on this proposal.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
EACH OF THE NOMINEES NAMED ABOVE.

PROPOSAL NO. 2
ADVISORY VOTE TO APPROVE COMPENSATION OF NAMED
EXECUTIVE OFFICERS
The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, requires us to obtain an advisory vote (non-binding) from our stockholders on the compensation of our named executive officers as disclosed pursuant to Section 14A of the Exchange Act. This proposal, commonly known as a “Say-on-Pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation as a whole. This vote is not intended to address any specific item of compensation or any specific named executive officer, but rather the overall compensation of all of our named executive officers and the philosophy, policies and practices described in this proxy statement.
The Say-on-Pay vote is advisory, and therefore is not binding on us, the compensation committee or our board of directors. However, the Say-on-Pay vote will provide information to us regarding investor sentiment about our executive compensation philosophy, policies and practices, which the compensation committee will be able to consider when determining executive compensation for the remainder of the current fiscal year and beyond. Our board of directors and our compensation committee value the opinions of our stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will endeavor to communicate with stockholders to better understand the concerns that influenced the vote, consider our stockholders’ concerns and the compensation committee will evaluate whether any actions are necessary to address those concerns.
We believe that the information provided in the “Executive Compensation” section of this proxy statement, and in particular the information discussed in “Executive Compensation—Compensation Discussion and Analysis—Philosophy and Objectives” beginning on page 23 below, demonstrates that our executive compensation program was designed appropriately and is working to ensure management’s interests are aligned with our stockholders’ interests to support long-term value creation. Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:
“RESOLVED, that the stockholders approve, on an advisory basis, the compensation paid to the named executive officers, as disclosed in the proxy statement for the 2020 Annual Meeting pursuant to Item 402 of Regulation S-K and other compensation disclosure rules of the SEC, including the compensation discussion and analysis, compensation tables and narrative discussion, and other related disclosure.”
Vote Required
The approval, on an advisory and non-binding basis, of the compensation of our named executive officers as described in this proxy statement requires the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on this proposal. Abstentions are considered as a vote “against” the proposal because an abstention represents a share entitled to vote on this proposal. Broker non-votes will have no effect on the outcome of this proposal. You may vote “for,” “against” or “abstain” on this proposal.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DESCRIBED IN THIS PROXY STATEMENT.

PROPOSAL NO. 3
ADVISORY VOTE REGARDING THE FREQUENCY OF HOLDING FUTURE ADVISORY VOTES
ON EXECUTIVE COMPENSATION
The Dodd-Frank Act and Section 14A of the Exchange Act also requires us to obtain an advisory vote (non-binding), at least once every six years, from our stockholders indicating their preference on how frequently we should solicit a non-binding advisory vote on the compensation of our named executive officers as disclosed in our proxy statement. Accordingly, we are asking our stockholders to indicate whether they would prefer an advisory vote every one, two or three years. Alternatively, stockholders may abstain from casting a vote.
After considering the benefits and consequences of each alternative, our board of directors recommends that the advisory vote on the compensation of our named executive officers be submitted to the stockholders every year. In formulating its recommendation, our board of directors considered that compensation decisions are made annually and that an annual advisory vote on executive compensation will allow the board of directors, management, and our stockholders to engage in a timely, open, and meaningful dialogue regarding our compensation philosophy, policies and practices.
Vote Required
You may indicate your preference regarding the frequency of holding future advisory votes on executive compensation every “1 YEAR,” “2 YEARS” or “3 YEARS”, or you may “ABSTAIN” from voting on the proposal. The frequency—one year, two years or three years—receiving the highest number of votes will be considered the frequency of holding future advisory votes on executive compensation recommended by stockholders. Abstentions and broker non-votes will not affect the outcome of this proposal.
While our board of directors believes that its recommendation is appropriate at this time, the stockholders are not voting to approve or disapprove that recommendation, but are instead asked to indicate their preference, on an advisory basis, as to whether the non-binding advisory vote on the approval of our named executive officer compensation should be held every year, two years or three years.
Our board of directors and our compensation committee value the opinions of our stockholders in this matter and, to the extent there is any significant vote in favor of one time period over another, will take into account the outcome of this vote when making future decisions regarding the frequency of holding future advisory votes on the compensation of our named executive officers. However, because this is an advisory vote and therefore not binding on our board of directors or our company, our board of directors may decide that it is in the best interests of our stockholders that we hold an advisory vote on the compensation of our named executive officers more or less frequently than the option preferred by our stockholders. The results of the vote will not be construed to create or imply any change or addition to the fiduciary duties of our board of directors.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE TO HOLD FUTURE ADVISORY VOTES
ON NAMED EXECUTIVE COMPENSATION EVERY “ONE YEAR”.

PROPOSAL NO. 4
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING
FIRM
The audit committee of the board of directors has appointed Armanino LLP (“Armanino”), an independent registered public accounting firm, to audit our consolidated financial statements for our fiscal year ending December 31, 2020. Armanino has served as our independent registered public accounting firm since September 2019 and audited our consolidated financial statements for our fiscal year ended December 31, 2019. Representatives of Armanino will be present at the Annual Meeting, and they will have an opportunity to make a statement and will be available to respond to appropriate questions from our stockholders.
At the Annual Meeting, our stockholders are being asked to ratify the appointment of Armanino as our independent registered public accounting firm for our fiscal year ending December 31, 2020. The audit committee is submitting the appointment of Armanino to our stockholders because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate governance. If our stockholders do not ratify the appointment of Armanino, our board of directors may reconsider the appointment.
Notwithstanding the appointment of Armanino and even if our stockholders ratify the appointment, the audit committee, in its discretion, may appoint another independent registered public accounting firm at any time during our fiscal year if the audit committee believes that such a change would be in the best interests of the Company and its stockholders.
Change in Independent Registered Public Accounting Firm
During our fiscal years ended December 31, 2017 and 2018, Deloitte & Touche LLP (“Deloitte”) served as our independent registered public accounting firm. As described in the Company’s Current Report on Form 8-K filed with the SEC on September 18, 2019 (the “8-K”), the audit committee approved the dismissal of Deloitte as our independent registered public accounting firm and engaged Armanino to serve in this role on September 16, 2019.
The audit reports of Deloitte on the consolidated financial statements of the Company for each of our fiscal years ended December 31, 2017 and 2018 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles, except that Deloitte’s audit report for the fiscal year ended December 31, 2018, which contained an unqualified opinion, included an emphasis-of-matter paragraph stating that the Company had changed its method of accounting for revenue from contracts with customers in 2018, due to the adoption of Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers (Topic 606), using the modified retrospective approach.
During our fiscal years ended December 31, 2017 and 2018 and subsequent interim period from January 1, 2019 to September 16, 2019, (i) there were no disagreements with Deloitte on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures that, if not resolved to Deloitte’s satisfaction, would have caused Deloitte to make reference to the subject matter of such disagreements in their reports on the Company’s consolidated financial statements for such years, and (ii) there were no “reportable events” as defined in Item 304(a)(1)(v) of Regulation S-K, except as described below.
As previously disclosed in Item 9A of the Company’s Annual Reports on Form 10-K for each of the fiscal years ended December 31, 2017 and 2018, the Company concluded that its internal control over financial reporting was not effective as of December 31, 2017 and 2018 due to material weaknesses related to the Company’s control environment and monitoring activities and revenue recognition. The audit committee has discussed these matters with Deloitte, and the Company has authorized Deloitte to respond fully to any inquiries by Armanino concerning these matters.
The Company provided Deloitte with a copy of the disclosures it made in the 8-K and requested that Deloitte furnish the Company with a letter addressed to the SEC stating whether or not Deloitte agrees with the statements made therein. A copy of Deloitte’s letter was filed as Exhibit 16.1 to the 8-K.
During our fiscal years ended December 31, 2017 and 2018 and subsequent interim period from January 1, 2019 to September 15, 2019, neither the Company nor anyone on its behalf consulted Armanino regarding (i) the application of accounting principles to a specified transaction, either completed or proposed, except as described below, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, and neither a written report nor oral advice was provided to the Company that Armanino concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue, or (ii) any matter that was either the subject of a “disagreement,” as that term is defined in Item 304(a)(1)(iv) of Regulation S-K, or a “reportable event,” as that term is defined in Item 304(a)(1)(v) of Regulation S-K.
During our fiscal year ended December 31, 2017, Armanino provided tax services to the Company consisting of a review of the Company’s quarterly and annual tax provision calculations. In approving the selection of Armanino as our independent registered public accounting firm, the audit committee considered these services previously provided by Armanino and concluded that such services would not adversely affect the independence of Armanino.
Fees Paid to the Independent Registered Public Accounting Firm
The following table presents fees for professional audit services and other services rendered to the Company by Armanino for our fiscal year ended December 31, 2019 and by Deloitte for our fiscal year ended December 31, 2018.
	Armanino 2019	Deloitte 2018
Audit Fees(1)	$277,000	$1,504,610
Audit-Related Fees(2)	—	—
Tax Fees(3)	—	12,500
All Other Fees(4)	—	—
Total Fees	$277,000	$1,517,110
(1)
Audit Fees consist of professional services rendered in connection with the audit of our annual consolidated financial statements, including audited financial statements presented in our Annual Report on Form 10-K and services that are normally provided by the independent registered public accountants in connection with statutory and regulatory filings or engagements for those fiscal years.

(2)
Audit-Related Fees consist of fees for professional services for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” These services include accounting consultations concerning financial accounting and reporting standards.

(3)	Tax Fees consist of fees for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal, state and international tax compliance.
(4)	All Other Fees consist of permitted services other than those that meet the criteria above.
Auditor Independence
In our fiscal year ended December 31, 2019, there were no other professional services provided by Armanino, other than those listed above, that would have required the audit committee to consider their compatibility with maintaining the independence of Armanino.
Audit Committee Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm
The audit committee has established a policy governing our use of the services of our independent registered public accounting firm. Under the policy, the audit committee is required to pre-approve all audit and non-audit services performed by our independent registered public accounting firm in order to ensure that the provision of such services does not impair the public accountants’ independence. All fees paid to Armanino for our fiscal year ended December 31, 2019 and to Deloitte for our fiscal year ended December 31, 2018 were pre-approved by the audit committee.
Vote Required
The ratification of the appointment of Armanino requires the affirmative vote of a majority of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon. Abstentions will have the effect of a vote AGAINST the proposal and broker non-votes will have no effect.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF
THE APPOINTMENT OF ARMANINO LLP.

REPORT OF THE AUDIT COMMITTEE
The audit committee is a committee of the board of directors comprised solely of independent directors as required by the listing standards of the New York Stock Exchange and rules and regulations of the SEC. The audit committee operates under a written charter approved by the board of directors, which is available on our website at http://investors.a10networks.com. The composition of the audit committee, the attributes of its members and the responsibilities of the audit committee, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees. The audit committee reviews and assesses the adequacy of its charter and the audit committee’s performance on an annual basis.
With respect to our financial reporting process, our management is responsible for (1) establishing and maintaining internal controls and (2) preparing our consolidated financial statements. Our independent registered public accounting firm is responsible for auditing these financial statements. It is the responsibility of the audit committee to oversee these activities. It is not the responsibility of the audit committee to prepare our financial statements. These are the fundamental responsibilities of management. In the performance of its oversight function, the audit committee has:
•	reviewed and discussed the audited financial statements with management and Armanino;
•	discussed with Armanino the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board; and
•
received the written disclosures and the letter from Armanino required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with Armanino its independence.

Based on the audit committee’s review and discussions with management and Armanino, the audit committee recommended to the board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 for filing with the Securities and Exchange Commission.
Respectfully submitted by the members of the audit committee of the board of directors:
Alan S. Henricks (Chair)
Tor R. Braham
J. Michael Dodson
This report of the audit committee is required by the SEC and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended (“Securities Act”), or under the Exchange Act, except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.

EXECUTIVE OFFICERS
The following table identifies certain information about our executive officers as of April 15, 2020. Officers are elected by our board of directors to hold office until their successors are elected and qualified. There are no family relationships among any of our directors or executive officers.
Name	Age	Position
Dhrupad Trivedi	53	President, Chief Executive Officer and Director
Robert Cochran	62	Executive Vice President, Legal and Corporate Collaboration, Chief Risk Compliance Officer and Secretary
Tom Constantino	55	Executive Vice President, Chief Financial Officer
Gunter Reiss	50	Vice President of Worldwide Marketing
Dhrupad Trivedi is also a director of our company. Please see the section titled “Board of Directors and Corporate Governance” for his background and experience.
Robert Cochran has served as our Executive Vice President, Legal and Corporate Collaboration since November 2016, our Chief Risk Compliance Officer since October 2016 and Secretary since August 2004. He previously served as our Vice President, Legal and Corporate Collaboration from January 2012 to November 2016 and as a member of our board of directors from April 2012 to November 2018. Mr. Cochran currently serves as a director of Techpoint, Inc., a fabless semiconductor company that designs, markets, and sells mixed-signal integrated circuits for HD video applications in the security surveillance and automotive markets. From January 1993 to January 2012, Mr. Cochran was an attorney in private practice in Woodside, California, where he had served as our outside legal counsel since our incorporation until he joined us in 2012. From 2004 to 2010, Mr. Cochran served as a director of Techwell, Inc., a fabless semiconductor company that designed, marketed, and sold mixed-signal integrated circuits. Mr. Cochran has a J.D. from Harvard Law School and an A.B. in Economics from Harvard University.
Tom Constantino has served as our Executive Vice President, Chief Financial Officer since June 2017. From November 2015 to December 2016, Mr. Constantino served as the Vice President of Finance and Head of Accounting & Finance Operations at Western Digital Corporation, a company that provides data storage solutions. While at Western Digital, from March 2012 to November 2015, Mr. Constantino served as Chief Financial Officer of its HGST subsidiary. His experience also includes the role of vice president, corporate finance at Hitachi Global Storage Technologies and approximately 16 years in various financial and operational roles at Hewlett-Packard. Also, from January 2017 to May 2017, Mr. Constantino was an independent consultant providing Chief Financial Officer and Senior Finance Executive consulting services. Mr. Constantino began his career in public accounting at PricewaterhouseCoopers and holds a Bachelor’s of Science in Business Administration from San Jose State University.
Gunter Reiss has served as our Vice President of Worldwide Marketing since October 2017 and as our Vice President of Strategic Alliances from October 2014 to October 2017. From 2005 to 2014, Mr. Reiss served in various capacities for Ericsson, including Vice President, Strategy & Business Development PA IP & Broadband/ BU Networks of Ericsson Silicon Valley and Director, Partnership Business Development & Sourcing, Strategic Sourcing North America of Ericsson Inc. He also spent three years in England in senior leadership roles with Damovo and IPC. Gunter served on the board of privately held Skorpios Technologies and was a member of the Sun Microsystems customer advisory board. He received his electrical engineering degree from the Higher Technical School in Vienna, Austria. He is an alumnus of the UCLA Executive M&A program and the UC Berkeley Haas School of Business Venture Capitalist Executive Program.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
This Compensation Discussion and Analysis provides an overview of the material components of our executive compensation program. The following persons are collectively referred to in this Compensation Discussion and Analysis and the accompanying compensation tables as our “named executive officers”:
Name	Position
Dhrupad Trivedi(1)	President and Chief Executive Officer
Tom Constantino	Executive Vice President, Chief Financial Officer
Robert Cochran	Executive Vice President, Legal and Corporate Collaboration, Chief Risk Compliance Officer and Secretary
Gunter Reiss	Vice President, Worldwide Marketing
Lee Chen(1)	Former President and Chief Executive Officer
Chris White(2)	Former Executive Vice President, Worldwide Sales
(1)
Mr. Trivedi was appointed to be our President and Chief Executive Officer effective on December 2, 2019. In connection with the appointment of Mr. Trivedi and effective on the same date, Mr. Chen ceased to serve as President and Chief Executive Officer.

(2)	Mr. White resigned from his position as Executive Vice President, Worldwide Sales, effective January 17, 2020.
Executive Summary
Our products and services address networking and security technology requirements. We are well positioned to help our customers address the emerging themes of an increasingly complex cybersecurity landscape and new technology to support changing consumption trends. Our business philosophy is to build long-term value and we are committed to drive growth and improve profitability. Our executive compensation philosophy is focused on real pay delivery through revenue and operating margin growth that drives total shareholder return and aligns employees with customers and stockholders.
Financial Summary and Compensation Highlights
Our 2019 fiscal year was a year of transition and our compensation decisions were consistent with our financial performance, including the following:
•
Our 2019 fiscal year revenue was $212.6 million, which was below the threshold corporate performance goals under our 2019 Executive Cash Incentive Plan. As a result, no bonuses were earned based on corporate performance, which accounts for 80% of the payout under the 2019 Executive Cash Incentive Plan.

•
75% of the 2019 long-term equity incentive awards to our current Chief Executive Officer and 70% of such awards to our other named executive officers were performance-based with rigorous performance goals and targets.

Compensation Practices
We are committed to sound executive compensation policies and practices, as highlighted in the following table.
Prohibition of hedging, pledging, and short sales	We prohibit short sales, transactions in derivatives, hedging, and pledging of our securities by our named executive officers.
Double-trigger and retention-oriented change in control provisions	We have double-trigger change in control provisions in place with our named executive officers that encourage retention.
At-will employment	We employ our named executive officers at will.
No retirement vesting	We do not include retirement vesting provisions in equity awards.
No pension or other special benefits	We do not provide pensions or supplemental executive retirement, health, or insurance benefits.
No change in control payments	We do not offer change of control payments or gross-up payments for related excise taxes.
No perquisites	We generally do not provide any perquisites to our named executive officers.
No repricing	We do not allow repricing of stock options without shareholder approval.
Annual compensation risk assessment	Our compensation committee conducts an annual risk assessment of our compensation program.
Independent compensation consultant	Our compensation committee has directly retained an independent compensation consultant that performs no services for us other than services for our compensation committee.
Compensation Philosophy
We compensate for achievement of short-term and long-term financial and operating goals and have modest base salaries, limited perquisites, and no pensions or gross-up payments. Our compensation program is designed to attract and retain the best available personnel for positions of substantial responsibility, provide incentives for such persons to perform to the best of their abilities, and to promote the success of our business.
The following table identifies the main elements of our executive compensation program and the rationale for each:
Element of Compensation	Rationale
Base Salary	To provide compensation to our named executive officers for services based on their experience and past performance
Non-Equity Incentive Plan Compensation	To motivate and reward our named executive officers for focusing on individual and company objectives that drive increased stockholder value
Equity Compensation	To align our named executive officers’ interests with the long-term interests of our stockholders and to promote the retention of our named executive officers
Compensation Components
The following sections describe each component of our executive compensation program, provide the rationale for each component, and explain how the compensation amounts and awards were determined for 2019.
Base Salary
Base salary is the primary fixed component of our named executive officers’ compensation. We use base salary to compensate our named executive officers for services rendered during the fiscal year and to ensure that we remain competitive in attracting and retaining executive talent. A named executive officer’s base salary at hire is determined through arm’s length negotiation. Mr. Trivedi’s annual base salary was determined to be $500,000 upon his appointment as President and Chief Executive Officer in December of 2019. We typically review and consider adjustments to our named executive officers’ base salaries on an annual basis.
Non-Equity Incentive Plan Compensation
In March 2014, our board of directors adopted an Executive Incentive Compensation Plan, referred to as our Bonus Plan. Our Bonus Plan allows our compensation committee to provide cash incentive awards to selected employees, including our named executive officers, based upon performance goals established by our compensation committee.
Under the Bonus Plan, our compensation committee determines the performance goals applicable to awards, which goals may include, without limitation: attainment of research and development milestones, sales bookings, business divestitures and acquisitions, cash flow, cash position, earnings (which may include any calculation of earnings, including but not limited to earnings before interest and taxes, earnings before taxes, earnings before interest, taxes, depreciation and amortization and net earnings), earnings per share, net income, net profit, net sales, operating cash flow, operating expenses, operating income, operating margin, overhead or other expense reduction, product defect measures, product release timelines, productivity, profit, return on assets, return on capital, return on equity, return on investment, return on sales, revenue, revenue growth, sales results, sales growth, stock price, time to market, total stockholder return, working capital, and individual objectives such as peer reviews or other subjective or objective criteria. Performance goals that include the Company’s financial results may be determined in accordance with U.S. generally accepted accounting principles, or GAAP, or such financial results may consist of non-GAAP financial measures and any actual results may be adjusted by our compensation committee for one-time items or unbudgeted or unexpected items when determining whether the performance goals have been met. The goals may be on the basis of any factors our compensation committee determines relevant, and may be adjusted on an individual, divisional, business unit or company-wide basis. Any criteria used may be measured on such basis as our compensation committee determines. The performance goals may differ from participant to participant and from award to award.
Our compensation committee may, in its sole discretion and at any time, increase, reduce or eliminate a participant’s actual award, and/or increase, reduce or eliminate the amount allocated to the bonus pool for a performance period. The actual award may be below, at or above a participant’s target award, in our compensation committee’s discretion. Our compensation committee may determine the amount of any reduction on the basis of such factors as it deems relevant, and it is not required to establish any allocation or weighting with respect to the factors it considers.
Actual awards are paid in cash (or its equivalent) in a single lump sum only after they are earned and approved by our compensation committee. Unless otherwise determined by our compensation committee, to earn an actual award, a participant must be employed by the Company (or an affiliate of the Company) through the date the bonus is paid. Payment of bonuses occurs as soon as administratively practicable after they are earned, but no later than the dates set forth in the Bonus Plan.
Our board of directors has the authority to amend, alter, suspend or terminate the Bonus Plan provided such action does not alter or impair the existing rights of any participant with respect to any earned bonus.
For 2019, Messrs. Constantino, Cochran, and Reiss were eligible to receive annual cash bonuses based 80% on corporate performance goals and 20% on individual performance goals, under our 2019 Executive Cash Incentive Plan, as approved by our compensation committee. The 2019 Executive Cash Incentive Plan was established under and subject to the terms of our Executive Incentive Compensation Plan. Mr. Constantino’s target bonus opportunity for our 2019 fiscal year was equal to approximately 65% of his 2019 base salary, Mr. Cochran’s target bonus opportunity for our 2019 fiscal year was equal to approximately 50% of his 2019 base salary, and Mr. Reiss’ target bonus opportunity for our 2019 fiscal year was equal to approximately 50% of his 2019 base salary. The corporate performance goal under the 2019 plan related to our revenue for 2019. Generally, the portion of the plan based on the corporate performance goal would result in funding of bonuses upon the achievement of a threshold level of revenue of $232.2 million and a target level of revenue of $255.4 million, as specified in a performance goal chart approved by our compensation committee. The maximum amount that could be earned for 2019 was capped at 100% of target.
In early 2020, our compensation committee reviewed our achievement against our corporate performance goals. Based on 2019 revenue under our threshold level of $232.2 million, no bonuses were earned pursuant to the corporate performance goals under the 2019 Executive Cash Incentive Plan. Our Chief Executive Officer evaluated, and presented to our compensation committee, the progress made towards achieving the individual performance goals in accordance with the terms of the 2019 Executive Cash Incentive Plan and made a recommendation to our compensation committee regarding the bonus amount for each of Messrs. Constantino, Cochran, and Reiss based on this evaluation. The bonuses for Messrs. Constantino, Cochran, and Reiss, as determined pursuant to the terms of the 2019 Executive Cash Incentive Plan and our Chief Executive Officer’s recommendation based on their individual performance, were approved on February 4, 2020. For the 2019 fiscal year, Mr. Constantino earned a cash bonus of $31,857 for achievement of his individual performance goals, Mr. Cochran earned a cash bonus of $30,174 for achievement of his individual performance goals, and Mr. Reiss earned a cash bonus of $26,074 for achievement of his individual performance goals.
Mr. Trivedi was not eligible to participate in the 2019 Executive Cash Incentive Plan but is currently eligible to participate in the 2020 Executive Cash Incentive Plan. Mr. White was not eligible to receive any payment under the 2019 Executive Cash Incentive Plan due to his resignation in January 2020. Mr. Chen was not eligible to receive an annual cash bonus.
In April of 2019, our compensation committee also approved a bonus program for retention purposes by providing bonuses to certain of our named executive officers, subject to their continued service to the Company through the end of our 2019 fiscal year. Under such program, Ms. Constantino, Mr. Cochran, Mr. Reiss, and Mr. White received $91,000, $60,400, $57,500, and $101,300, respectively.
Equity Compensation
In April of 2019, our compensation committee approved the grant to our named executive officers of time-based restricted stock unit awards (“RSUs”) covering the following number of shares of our common stock and the grant of performance-based restricted stock unit awards (“PSUs”) covering the following target number of shares of our common stock based on the recommendation of our independent compensation consultant:
	RSUs	PSUs
Tom Constantino	30,064	70,150
Robert Cochran	30,064	70,150
Gunter Reiss	21,474	50,107
Chris White	30,064	70,150
The PSUs comprise 70% of the annual equity awards to each of the named executive officers and include both performance-based vesting and service-based vesting. The PSUs will satisfy the performance criteria if, during the 3-year performance period from the beginning of our 2019 fiscal year through the end of our 2021 fiscal year, we have revenue of at least $300 million in four consecutive fiscal quarters, as determined in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”), and cumulative non-GAAP operating margin of at least 18% for the same four consecutive fiscal quarters. Non-GAAP operating margin is equal to (a) our net income, determined in accordance with GAAP, adjusted to remove the impact of stock-based compensation, amortization of expense related to acquisitions, litigation, and settlement expenses, in a manner consistent with the information presented in our earnings releases, divided by (b) revenue, determined in accordance with GAAP. Upon certification that the performance criteria have been achieved, 75% of the PSUs will satisfy the service-based vesting requirement and the remaining 25% will satisfy the service-based vesting requirement on the first anniversary of the initial vesting date, subject in each case to the named executive officer’s continued service through each vesting date.
The RSUs comprise the remaining 30% of the annual equity awards to each of the named executive officers and vest in four equal, annual installments with a first vest date of May 5, 2020, subject in each case to the named executive officer’s continued service through each vesting date.

In December of 2019, in connection with his appointment to the office of President and Chief Executive Officer, Mr. Trivedi was granted RSUs covering 125,000 shares of the our common stock under our 2014 Equity Incentive Plan, which are scheduled to vest annually over four years, subject to Mr. Trivedi’s continued service. Additionally, Mr. Trivedi was granted PSUs covering 375,000 shares of the our common stock, which will become eligible to vest upon the achievement of certain stock price targets as set forth below (the “Performance Milestones”), as well as continued service to the Company, with vesting of any portion for which the Performance Milestone is achieved to be scheduled to occur in equal, annual installments over a three-year period following achievement of the Performance Milestone.
Stock Price Achievement	Amount of PSU Award Eligible to Vest
$8.50	125,000 shares
$9.50	125,000 shares
$10.50	125,000 shares
The stock price achievement will be determined based on the 100-day stock price, which means the average of the volume weighted average price of a share of our common stock for each trading day occurring in the trailing one-hundred (100) calendar days ending with (and inclusive of) the applicable date occurring during the period beginning on the PSU grant date and ending on the 4-year anniversary of the grant date.
Pursuant to our Change in Control and Severance Agreement with each of our named executive officers, upon certain terminations of employment that are within a specified change in control period, the named executive officer will receive 100% accelerated vesting of the named executive officer’s outstanding equity awards, with any applicable performance goals considered achieved at target levels, except in the case of Mr. Trivedi’s PSUs. For Mr. Trivedi’s PSUs, the deal price is used to determine if the Performance Milestones are satisfied unless (i) the change in control occurs before the 1-year anniversary of Mr. Trivedi’s start date in which case all Performance Milestones are deemed to be satisfied and (ii) the change in control occurs on or after the 1-year anniversary of Mr. Trivedi’s start date but before the 2-year anniversary of his start date in which case 50% of the portion of the PSUs for which the Performance Milestones has not yet been met are deemed to be satisfied. See the “Executive Officer Employment Agreements” section below for additional information regarding the accelerated vesting of RSUs and PSUs.
Retirement Plan
We maintain a tax-qualified 401(k) retirement plan for all employees who satisfy certain eligibility requirements under the plan. The plan provides eligible employees with an opportunity to save for retirement on a tax-advantaged basis. Participants of our 401(k) plan are able to defer a percentage of their eligible compensation, subject to applicable annual Internal Revenue Code and plan limits. All participants’ interests in their deferrals are 100% vested when contributed. We also provide matching contributions under our 401(k) plan that generally vest over a 4-year period based on the participant’s employment. The Company matches 50% of the first 6% of eligible compensation contributed, for up to $2,500 per year. Pre-tax contributions are allocated to the participant’s individual account and are then invested in selected investment alternatives according to the participant’s directions. The 401(k) plan is intended to qualify under Internal Revenue Code Section 401(a) with the plan’s related trust intended to be tax exempt under Internal Revenue Code Section 501(a). As a tax-qualified retirement plan, the 401(k) plan allows contributions, and earnings on those contributions, not to be taxable to the employees until distributed from the 401(k) plan.
Perquisites and Other Personal Benefits
We generally do not provide perquisites or other personal benefits to our named executive officers.
Compensation Governance
Hedging and Pledging
Pursuant to our Insider Trading Policy, all employees (including executives) are prohibited from engaging in transactions in publicly traded options and other derivative securities with respect to our common stock, including any hedging or similar transaction designed to decrease the risks associated with holding company securities. Our named executive officers are also prohibited from pledging company securities as collateral or holding company securities in a margin account.

Compensation Program Risk Assessment
Our compensation committee is required to assess whether our compensation policies and practices and, in particular, our performance-based compensation practices, encourage executives or other employees to take unnecessary or unreasonable risks that could threaten the long-term value of the Company or that are reasonably likely to have a material adverse effect on the Company. Management believes that our practices adequately manage this risk because:
•	our executive compensation is benchmarked by our independent compensation consultant to our peers;
•	annual cash bonuses are capped at 100% of target;
•	our Executive Incentive Compensation Plan preserves discretion to permit our compensation committee to elect not to pay otherwise achieved bonus amounts for any reason; and
•	a meaningful component of compensation is equity grants with extended vesting periods designed to ensure that our executives value and focus on our long-term performance.
Compensation Process
Our compensation committee is responsible for the executive compensation programs for our executive officers. In order to decide how to compensate our executive officers, our compensation committee considers the recommendations of our Chief Executive Officer regarding compensation for the respective executive officers that report to him based on our results and each executive officer’s contribution toward these results and overall performance. Our Chief Executive Officer does not make recommendations as to his own compensation.
Our compensation committee also decides how to compensate our executive officers, including the Chief Executive Officer, by considering competitive market data provided by its independent compensation consultant. Our compensation committee is authorized to retain the services of executive compensation advisors to establish compensation programs and related policies, and retained Compensia to provide information, recommendations, and other advice relating to executive compensation. Compensia assisted our compensation committee in developing the group of peer companies discussed below to help us determine the appropriate level of overall compensation for our executive officers, as well as assess each separate element of compensation, with a goal of ensuring that the compensation we offer to our executive officers is competitive and fair.
Our compensation committee considers recommendations from its independent compensation consultant, peer group data, and other market data to make its final decisions as to total compensation for our Chief Executive Officer, as well as each individual compensation component. For the executive officers other than our Chief Executive Officer, our compensation committee also considers the recommendations of our Chief Executive Officer,
Peer Group and Benchmarking
Our compensation committee last approved a peer group in October of 2018. The members of our peer group are generally based on the following criteria, recommended by Compensia:
•	primary focus on internet and software companies and technology hardware and equipment;
•	revenue over the last 4 quarters between $80 million and $700 million;
•	market capitalization between $150 million and $1.5 billion; and
•	companies with a business model focus on security and data protection, application delivery, and integrated networks.
Below is the peer group used by the compensation committee for its 2019 compensation decisions:
Aerohive Networks	Inseego	Quantenna Communications
Agilsys	Internap	Radware
CalAmp	Limelight Networks	Ribbon Communications
Calix	MobileIron	ServiceSource
DASAN Zhone Solutions	Model N	Synchronoss Technologies
Harmonic	OneSpan	Vocera Communications

Our compensation committee establishes the executive compensation programs and the individual components of compensation for each executive officer on a case-by-case basis taking into account, among other things, individual and company performance, role expertise and experience in the competitive market, advancement potential, recruiting needs, internal equity, retention requirements, unrealized equity gains, succession planning, and best compensation governance practices. Our compensation committee does not tie individual compensation to specific target percentiles.
Tax and Accounting Considerations
In determining executive compensation, the compensation committee also considers, among other factors, the possible tax consequences to us and to our executives. To maintain maximum flexibility in designing compensation programs, the compensation committee, while considering company tax deductibility as one of its factors in determining compensation, will not limit compensation to those levels or types of compensation that are intended to be deductible. The Tax Cuts and Jobs Act repealed the exemption for performance-based compensation under Code Section 162(m) for tax years commencing after December 31, 2017. However, certain compensation is specifically exempt from the deduction limit under a transition rule to the extent that it is “performance-based” as defined in Code Section 162(m) and subject to a written binding contract under applicable law in effect as of November 2, 2017 that is not later modified in any material respect.
Compensation Committee Report
The compensation committee has reviewed and discussed with management the section titled “Compensation Discussion and Analysis” above. Based on such review and discussion, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.
Respectfully submitted by the members of the compensation committee of the board of directors:
Peter Y. Chung (Chair)
Tor R. Braham
Alan S. Henricks
Eric Singer

Fiscal 2019 Summary Compensation Table
The following table provides information regarding the compensation paid to, or earned by, our named executive officers (each, an “NEO” and together, the “NEOs”) for each of our fiscal years ended December 31, 2019, 2018 and 2017.
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(2)	Total ($)
Dhrupad Trivedi(3) Chief Executive Officer & President	2019	41,667	—	3,215,000	—	—	109	3,256,776
Tom Constantino(4) EVP, Chief Financial Officer	2019	350,075	91,000	702,500	—	31,857	4,951	1,180,383
	2018	355,154	—	793,315	—	44,053	3,811	1,196,333
	2017	186,612	50,000	1,473,500	425,831	31,633	3,265	2,170,841
Robert Cochran(5) EVP, Legal & Corporate Collaboration & Secretary	2019	301,744	60,400	702,500		30,174	6,262	1,101,080
Gunter Reiss(6) VP, Worldwide Marketing,	2019	299,230	57,500	501,783	—	26,074	3,811	888,398
Lee Chen(7) Former Chief Executive Officer & President	2019	—	—	—	—	—	—	—
	2018	—	—	—	—	—	—	—
	2017	—	—	2,228,025	—	—	—	2,228,025
Chris White(8) Former EVP, Worldwide Sales	2019	370,125	101,300	702,500	—	—	3,811	1,177,736
	2018	380,363	75,000	882,692	692,208	47,613	3,811	2,081,687
(1)
The amounts reported in the Stock Awards and the Option Awards columns represent the grant date fair value of the stock award and the stock option award as computed in accordance with FASB ASC Topic 718. As required by the rules of the SEC, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Note that the amount reported in this column does not correspond to the actual economic value that may be received by the NEO from the award. The assumptions that we used to calculate these amounts are discussed in Note 9 to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019.

(2)	The amounts reported in this column represent life insurance premiums paid on behalf of the executive as well as 401(k) matching contributions.
(3)	Mr. Trivedi was appointed to be our President and Chief Executive Officer in December 2019.
(4)
The Bonus amount reported for 2019 represents a retention bonus approved in April 2019, which was subject to continued service to the Company through the end of our 2019 fiscal year. The Bonus amount reported for 2017 represents a sign-on bonus received by Mr. Constantino pursuant to the terms of his offer letter.

(5)
Mr. Cochran became an NEO in 2019. The Bonus amount reported for 2019 represents a retention bonus approved in April 2019, which was subject to continued service to the Company through the end of our 2019 fiscal year.

(6)
Mr. Reiss became an NEO in 2019. The Bonus amount reported for 2019 represents a retention bonus approved in April 2019, which was subject to continued service to the Company through the end of our 2019 fiscal year.

(7)	Mr. Chen resigned as our Chief Executive Officer and President in December 2019. He resigned as Chairman of the Board in February 2020.
(8)
Mr. White became an NEO in January 2018 and resigned in January 2020. The Bonus amount reported for 2019 represents a retention bonus approved in April 2019, which was subject to continued service to the Company through the end of our 2019 fiscal year. The Bonus amount reported for 2018 represents a sign-on bonus received by Mr. White pursuant to the terms of his offer letter.

Grants of Plan-Based Awards in 2019
The following table shows information regarding cash incentive and equity awards granted to our NEOs during our fiscal year ended December 31, 2019.
			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units	Grant Date Fair Value of Stock and Option Awards ($)(5)
Name	Grant Date	Plan Name(1)	Threshold ($)(2)	Target ($)(3)	Maximum ($)(3)	Threshold (#)(2)(4)	Target (#)(4)	Maximum (#)(4)
Dhrupad Trivedi	2/12/2019	2014 Plan	—	—	—	125,000	375,000	375,000		2,411,250
	2/12/2019	2014 Plan	—	—	—	—	—	—	125,000(6)	803,750
Tom Constantino	4/22/2019	Bonus Plan	—	277,549	277,549	—	—	—	—	—
	4/22/2019	2014 Plan	—	—	—	—	70,150	70,150	—	491,751
	4/22/2019	2014 Plan	—	—	—	—	—	—	30,064(7)	210,749
Robert Cochran	4/22/2019	Bonus Plan	—	150,872	150,872	—	—	—	—	—
	4/22/2019	2014 Plan	—	—	—	—	70,150	70,150	—	491,751
	4/22/2019	2014 Plan	—	—	—	—	—	—	30,064(7)	210,749
Gunter Reiss	4/22/2019	Bonus Plan	—	151,591	151,591	—	—	—	—	—
	4/22/2019	2014 Plan	—	—	—	—	50,107	50,107	—	351,250
	4/22/2019	2014 Plan	—	—	—	—	—	—	21,474(7)	150,533
Chris White	4/22/2019	Bonus Plan	—	252,013	252,013	—	—	—	—	—
	4/22/2019	2014 Plan	—	—	—	—	70,150	70,150	—	491,751
	4/22/2019	2014 Plan	—	—	—	—	—	—	30,064(7)	210,749
(1)
Awards granted under the “Bonus Plan” represent cash incentives granted under our 2019 Executive Cash Incentive Plan. Awards granted under the “2014 Plan” represent awards granted under our 2014 Equity Incentive Plan.

(2)
The Executive Incentive Compensation Plan awards for our 2019 fiscal year and the awards granted under our 2014 Equity Incentive Plan during our 2019 fiscal year to our named executive officers other than Mr. Trivedi did not contain a threshold payout level. For more information about these programs, see the Compensation Discussion and Analysis.

(3)
Our non-equity incentive plan awards, and how they were determined, are based on 80% corporate performance and 20% performance of individual performance goals in a structure that includes some discretion as to amounts paid to each NEO, as discussed above in the “Compensation Discussion and Analysis.” The amounts listed in this table represent the target and maximum amounts that would have been earned under the 2019 Executive Cash Incentive Plan assuming each NEO received 100% of the bonus that was awarded to the individual for fiscal year 2019. No amount of the corporate performance portion is earned for failure to achieve both of the threshold levels for revenue and non-GAAP operating income. Typically, the actual percentage of the individual performance goal portion to each NEO is determined following completion of the fiscal year based on a variety of factors, including the NEO’s achievement of personal goals, individual contributions and retention considerations, as well as taking into consideration the CEO’s recommendations. Please see the “Summary Compensation Table” above for the bonus payments payable to the NEOs for fiscal year 2019, which were all attributable to achievement of personal goals as no amount was earned on the corporate performance portion.

(4)
The amounts shown represent shares potentially issuable pursuant to performance-based restricted stock units (or PRSUs) granted on April 22, 2019, under our 2014 Equity Incentive Plan, as discussed above in the “Compensation Discussion and Analysis.”. These awards have both “performance” and “continued service” conditions that must be met in order for the executive to receive 100% of the shares. The PRSUs will satisfy the performance criteria if, during the 3-year performance period through the end of our 2021 fiscal year, both revenue thresholds and cumulative non-GAAP operating margin thresholds are met in four consecutive fiscal quarters. Upon achievement of the performance criteria, 75% of the PSUs will vest and the remaining 25% will vest on the first anniversary of the initial vesting date, subject in each case to the named executive officer’s continued service through each vesting date.

(5)	Amounts reported in this column represent the grant date fair value of RSU awards, calculated in accordance with FASB ASC Topic 718.
(6)
This RSU award is scheduled to vest in annual installments with one-fourth of the underlying shares vesting on December 5 of each of 2020, 2021, 2022 and 2023, subject to Mr. Trivedi’s continued service to the Company through each applicable vesting date.

(7)
These RSU awards are scheduled to vest in annual installments with one-fourth of the underlying shares vesting on May 5 of each of 2020, 2021, 2022 and 2023, subject to each NEO’s continued service to the Company through each applicable vesting date.

Outstanding Equity Awards at 2019 Year-End
The following table sets forth information regarding outstanding stock options and stock awards held by our NEOs as of December 31, 2019. The closing price per share on the NYSE of our common stock as of December 31, 2019 was $6.87 per share, which was used as the value of our common stock in the calculations.
		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)
Dhrupad Trivedi	12/12/2019(1)(2)(3)					125,000	858,750
	12/12/2019(1)(4)							375,000	2,576,250
Tom Constantino	6/14/2017(1)(2)(5)	84,375	50,625	$8.42	6/14/2027
	6/14/2017(1)(2)(6)					87,500	601,125
	10/22/2018(1)(2)(7)					30,100	206,787
	10/22/2018(1)(2)(8)							93,646	643,348
	4/22/2019(1)(2)(9)					30,064	206,540
	4/22/2019(1)(2)(10)							70,150	481,931
Robert Cochran	1/13/2012(11)(12)	173,333		$3.04	1/13/2022
	10/24/2013(11)(12)	106,665		$8.51	10/24/2023
	12/22/2014(1)(13)	80,000		$4.40	12/22/2024
	2/12/2016(1)(2)(13)	85,000	3,542	$5.52	2/12/2026
	2/12/2016(1)(2)(14)					17,250	94,810
	3/31/2017(1)(2)(15)					23,284	159,961
	10/22/2018(1)(2)(7)					29,159	200,322
	10/22/2018(1)(2)(8)							90,720	623,246
	4/22/2019(1)(2)(9)					30,064	206,540
	4/22/2019(1)(2)(10)							70,150	481,931
Gunter Reiss	12/22/2014(1)(2)(12)	40,000		$4.40	12/22/2024
	12/3/2017(1)(2)(16)	40,625	34,375	$7.87	12/3/2027
	3/28/2016(1)(2)(17)					10,113	69,476
	5/22/2017(1)(2)(18)					6,748	46,359
	12/3/2017(1)(2)(19)					15,000	103,050
	10/22/2018(1)(2)(7)					21,634	148,626
	10/22/2018(1)(2)(8)							67,308	462,406
	4/22/2019(1)(2)(9)					21,474	147,526
	4/22/2019(1)(2)(10)							50,107	344,235
Lee Chen	2/12/2016(1)(2)(13)	270,729	11,771	$5.52	2/12/2026
	2/12/2016(1)(2)(14)					57,500	395,025
Chris White	10/22/2018(1)(2)(20)	151,771	164,971	$5.93	10/22/2028
	10/22/2018(1)(2)(7)					67,742	465,388
	10/22/2018(1)(2)(8)							58,529	402,094
	4/22/2019(1)(2)(9)					30,064	206,540
	4/22/2019(1)(2)(10)							70,150	481,931
(1)	Each of the outstanding stock option awards, RSU awards and performance-based restricted stock units (“PSU”) awards was granted under our 2014 Equity Incentive Plan.
(2)
In the event that we terminate the NEO’s employment without cause or the NEO resigns for good reason at any time during the period beginning on the date that we enter into an agreement resulting in our change in control and ending on the date 12 months after the change in control, the award will accelerate vesting in full as provided under the terms of the NEO’s Change in Control and Severance Agreement.

(3)
One quarter (1/4) of the shares of our common stock subject to the RSU award is scheduled to vest in four successive, equal, yearly installments commencing on the one-year anniversary of December 5, 2019, subject to continued service with us through each applicable vesting date.

(4)
125,000 of the shares of our common stock subject to the PSU award will become eligible to vest upon the achievement of certain stock price targets as follows (the “Performance Milestones”): $8.50; $9.50; and $10:50, as well as continued service to the Company, with vesting of any portion for which the Performance Milestone is achieved to be scheduled to occur in equal, annual installments over a three-year period following achievement of the Performance Milestone.. The stock price achievement will be determined based on the average of the volume weighted average price (VWAP), as reported by Bloomberg L.P. or such other source as the Administrator deems reliable, for each trading day occurring in the trailing, one hundred

(100) calendar days ending with (and inclusive of) the date of determination (the “100-Day Stock Price”) during the period beginning on the grant date of the PSU Award (12/12/2019) and ending on the four (4) year anniversary of such grant date (the “Performance Period”). If a change in control of the Company (“CIC”) occurs on or after the one (1) year anniversary of Mr. Trivedi’s start date with the Company and any Performance Milestone has not been met, then the amount of consideration to be received by the Company’s stockholders in the CIC will be measured against such Performance Milestone to determine whether any such Performance Milestone will be achieved in order for such portion of the award to become eligible to vest. If a CIC occurs prior to the one (1) year anniversary of Mr. Trivedi’s start date with the Company and any Performance Milestone has not been met, then 100% of the portion of the PSU Award for which the Performance Milestone has not yet been met will become eligible to vest. In addition, if a CIC occurs on or after the one (1) year anniversary of Mr. Trivedi’s start date but before the two (2) year anniversary of his start date, then 50% of the portion of the PSU Award for which the Performance Milestone has not yet been met will become eligible to vest. Any portion of the PSU Award that becomes eligible to vest in connection with a CIC will be scheduled to vest in equal, annual installments over a three-year period following the date of the CIC subject to continued service through the applicable vesting date. Any remaining portion of the PSU Award that has not become eligible to vest will be forfeited in connection with the CIC.
(5)
One quarter (1/4) of the shares of the common stock subject to the stock option award vested on the one-year anniversary of June 12, 2017, and an additional one forty-eighth (1/48) of the total shares subject to the option award is scheduled to vest in 36 successive, equal, monthly installments thereafter, subject to continued service with us through each applicable vesting date.

(6)
One quarter (1/4) of the shares of our common stock subject to the RSU award is scheduled to vest in four successive, equal, yearly installments commencing on the one-year anniversary of July 5, 2017, subject to continued service with us through each applicable vesting date.

(7)
One quarter (1/4) of the shares of our common stock subject to the RSU award is scheduled to vest in four successive, equal, yearly installments commencing on the one-year anniversary of April 26, 2018, subject to continued service with us through each applicable vesting date.

(8)
The number of shares subject to the PSUs shown in the table represents the total number of unvested shares underlying the award. The number of shares subject to the award that may become eligible to vest will determined based on the extent of achievement of the Company’s revenue and cumulative Non-GAAP Operating Margin for the period of October 22, 2018 through December 31, 2020. If a determination is made that the achievement has been met, then on the 5th day of the second month following the achievement quarter, 75% of the Shares subject to the PSU will vest and on the first anniversary of the initial vesting date, the remainder of the shares subject to the PSU will vest, subject to continued service with us through the applicable vesting date. In the event of a Change in Control prior to December 31, 2020, if the performance metric has not been achieved by the date of the Change in Control, the PSU will be treated as though it was a time-based RSU that vested in four equal annual installments with the first vesting date occurring on April 26, 2019 and the other installments vesting on April 26 of the subsequent three years.

(9)
One quarter (1/4) of the shares of our common stock subject to the RSU award is scheduled to vest in four successive, equal, yearly installments commencing on the one-year anniversary of May 5, 2019, subject to continued service with us through each applicable vesting date.

(10)
The number of shares subject to the PSUs shown in the table represents the total number of unvested shares underlying the award. The number of shares subject to the award that may become eligible to vest will determined based on the extent of achievement of the Company’s revenue and cumulative Non-GAAP Operating Margin for the period of January 1, 2019 through December 31, 2021. If a determination is made that the achievement has been met, then on the 5th day of the second month following the achievement quarter, 75% of the Shares subject to the PSU will vest and on the first anniversary of the initial vesting date, the remainder of the shares subject to the PSU will vest, subject to continued service with us through the applicable vesting date. In the event of a Change in Control prior to December 31, 2021, if the performance metric has not been achieved by the date of the Change in Control, the PSU will be treated as though it was a time-based RSU that vested in four equal annual installments with the first vesting date occurring on April 22, 2020 and the other installments vesting on April 22 of the subsequent three years.

(11)	This outstanding stock option award was granted under our 2008 Equity Incentive Plan, as amended.
(12)	This stock option grant is fully vested.
(13)	This award was fully vested as of 2/12/2020.
(14)
The number of shares subject to the PSUs shown in the table represents the total remaining number of unvested shares underlying the award. The number of shares subject to the award that became eligible to vest was determined based on the extent of achievement of the Company’s fiscal year 2016 revenue as previously determined shortly after the Company’s fiscal year ended December 31, 2016. Based on such determination, 80.003% of the total shares subject to this award became eligible to vest and one quarter (1/4) of such vesting-eligible shares is scheduled to vest on each of the one, two, three, and four year anniversaries of the award’s grant date, subject to continued service with us through the applicable vesting date. The last vesting tranche occurred on 2/12/2020.

(15)
One quarter (1/4) of the shares of our common stock subject to the RSU award is scheduled to vest in four successive, equal, yearly installments commencing on the one-year anniversary of February 12, 2017, subject to continued service with us through each applicable vesting date.

(16)
One quarter (1/4) of the shares of the common stock subject to the stock option award vested on the one-year anniversary of October 23, 2017, and an additional one forty-eighth (1/48) of the total shares subject to the option award is scheduled to vest in 36 successive, equal, monthly installments thereafter, subject to continued service with us through each applicable vesting date.

(17)
One quarter (1/4) of the shares of our common stock subject to the RSU award were scheduled to vest in four successive, equal, yearly installments commencing on the one-year anniversary of February 16, 2016, subject to continued service with us through each applicable vesting date. This award was fully vested as of February 16, 2020.

(18)
One quarter (1/4) of the shares of our common stock subject to the RSU award is scheduled to vest in four successive, equal, yearly installments commencing on the one-year anniversary of April 17, 2017, subject to continued service with us through each applicable vesting date.

(19)
One quarter (1/4) of the shares of our common stock subject to the RSU award is scheduled to vest in four successive, equal, yearly installments commencing on the one-year anniversary of November 5, 2017, subject to continued service with us through each applicable vesting date.

(20)
One quarter (1/4) of the shares of the common stock subject to the stock option award vested on the one-year anniversary of January 5, 2018, and an additional one forty-eighth (1/48) of the total shares subject to the option award is scheduled to vest in 36 successive, equal, monthly installments thereafter, subject to continued service with us through each applicable vesting date.

Option Exercises and Stock Vested in 2019
The following table sets forth the number of shares of common stock acquired during 2019 by our NEOs upon the exercise of stock options and the vesting of stock awards and the value realized upon such exercise or vesting.
Name	Option Awards— Number of Shares Acquired on Exercise (#)	Option Awards— Value Realized on Exercise ($)	Stock Awards— Number of Shares Acquired on Vesting (#)	Stock Awards— Value Realized on Vesting ($)(1)
Tom Constantino	—	—	53,784	379,129
Robert Cochran	—	—	35,162	235,211
Gunter Reiss	—	—	28,200	193,020
Lee Chen	—	—	46,001	306,827
Chris White	—	—	22,581	139,099
(1)
The value realized upon vesting was determined by multiplying (i) the number of shares of our common stock acquired on vesting by (ii) the closing price per share on the NYSE of our common stock on the day of vesting.

Pension Benefits & Nonqualified Deferred Compensation
We do not provide a pension plan for our employees, and none of our NEOs participated in a nonqualified deferred compensation plan during 2019.
Executive Officer Employment Agreements
We entered into employment offer letters with each of our NEOs in connection with commencement of employment with us. Each of our NEOs is eligible to receive certain severance payments and/or benefits in connection with his or her termination of employment under various circumstances, including following a change in control, pursuant to written change in control and severance arrangements described below.
Upon Mr. Chen’s departure as CEO effective as of December 2, 2019, Mr. Chen received no additional compensation, and the vesting of his outstanding equity awards was not accelerated. Therefore, Mr. Chen is not included in the Estimated Payments upon Termination or Change in Control table below.
Upon Mr. White’s resignation as Executive Vice President, Worldwide Sales effective as of January 17, 2020, Mr. White received no additional compensation, and the vesting of his outstanding equity awards was not accelerated. Therefore, Mr. White is not included in the Estimated Payments upon Termination or Change in Control table below.
Change in Control and Severance Agreements
We entered into a Change in Control and Severance Agreement (each, an “Agreement” and together, the “Agreements”) with each of our NEOs.
Each NEO’s Agreement provides that upon completion of at least one year of employment in an executive role, except in the case of Mr. Trivedi who does not have a one year threshold, if (a) we terminate the executive’s employment with us for any reason other than for cause and not due to the executive’s death or disability, or (b) the executive resigns for Good Reason (as defined in the Agreement), and in each case the termination does not occur during the Change in Control Period (as defined in the Agreement), the executive will receive the following severance benefits: (i) continuing payments of salary at a rate equal to executive’s base salary rate in effect immediately prior to the executive’s termination for a period of 12 months in the case of Mr. Trivedi or nine months in the case of the other NEOs, and (ii) continuing payments to reimburse the executive for COBRA continuation coverage for a period of up to 12 months in the case of Mr. Trivedi or nine months in the case of the other NEOs.
Each Agreement further provides that if we terminate the executive’s employment with us for any reason other than cause and not due to the executive’s death or disability, or the executive resigns for Good Reason, and in each case the termination occurs during the Change in Control Period, the executive will receive the following severance benefits: (i) a lump sum cash payment equal to 100% of the greater of the executive’s salary in effect as of immediately prior to his employment termination or the Change in Control, (ii) a lump sum cash payment equal to 100% of the greater of the executive’s target bonus in effect for the year in which the executive’s employment terminates or the Change in Control occurs, (iii) continuing payments to reimburse the executive for COBRA continuation coverage for a period of up to 12 months, and (iv) 100% accelerated vesting of the executive’s outstanding equity awards, with any applicable performance goals considered achieved at the target levels, except in the case of Mr. Trivedi’s Agreement, which Agreement provides that any applicable performance goals will be considered achieved at the target levels unless provided otherwise in the applicable equity award agreement. The equity award agreement for Mr. Trivedi’s outstanding performance-based restricted stock units granted in December of 2019 with stock price performance goals provides that upon a Change in Control, the deal price is used to determine if the stock price performance goals are satisfied unless the Change in Control occurs before the 1-year anniversary of Mr. Trivedi’s start date in which case all stock price performance goals are deemed to be satisfied.
In order to receive the severance benefits under the Agreement, the executive must sign and not revoke a release of claims in our favor and comply with confidentiality obligations.
As defined in the Agreements, “Cause” generally means the executive’s (i) repeated failure to perform his duties and responsibilities to the Company or abide in all material respects with the Company’s policies after receiving written notice, (ii) engagement in illegal conduct injurious to the Company in any material respect, (iii) material violation or material breach of his confidential information and invention agreement with the Company that is not cured within 20 days of written notice or is incapable of cure, or (iv) conviction or plea of no contest to a felony (other than motor vehicle offenses that do not materially impair the executive’s performance of his employment duties) or any crime involving fraud, embezzlement or other offense involving moral turpitude, and/or committing any act of embezzlement, dishonesty or fraud against or the misappropriation of material property belonging to the Company.
As defined in the Agreements, “Change in Control Period” generally means, subject to the occurrence of a Change in Control, the period beginning on the date that an agreement to enter into such Change in Control is signed and executed, and ending on the date 12 months following such Change in Control. As will be defined in the Agreements, “Change in Control” generally means the occurrence of any of the following events: (i) a change in our ownership that occurs on the date that any one person or persons acting as a group (“Person”), acquires ownership of our stock that, together with the stock already held by such Person, constitutes more than 50% of the total voting power of our stock; or (ii) a change in our effective control that occurs on the date that a majority of members of our board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of our board of directors prior to the date of the appointment or election; or (iii) a change in the ownership of a substantial portion of our assets that occurs on the date that any Person acquires (or has acquired during a 12-month period) assets from us with a total gross fair market value equal to or more than 50% of the total gross fair market value of all of our assets immediately prior to such acquisition(s), excluding any transfer to an entity that is controlled by our stockholders immediately after the transfer and any transfer of assets by us to an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by us. For purposes of this definition, gross fair market value means the value of our assets, or the value of our assets being disposed of, determined without regard to any liabilities associated with such assets.
As defined in the Agreements, “Good Reason” generally means the executive’s voluntary termination of employment with us within 90 days following the expiration of our cure period following one or more of the following occurring without the executive’s prior consent: (i) a material reduction in the executive’s gross base salary other than in connection with a similar reduction for all similarly situated employees; (ii) a material reduction in the executive’s authority, duties, or responsibilities; or (iii) a relocation of the executive’s principal place of work to a location that is more than 50 miles from his current principal work site for us. The executive may not resign for Good Reason without first providing us with notice within 60 days of the initial existence of the condition that he believes constitutes Good Reason identifying the grounds for Good Reason and a reasonable cure period of at least 30 days following the date of such notice, during which such grounds must not have been cured.

Potential Payments Upon Termination or Change in Control
The following table provides an estimate of the payments and benefits that would be provided in the circumstances described above for each of the NEOs (except Mr. Chen and Mr. White, both of whom did not receive additional compensation or accelerated vesting of outstanding equity awards in connection with their actual resignation from the company), assuming the triggering event took place on December 31, 2019 (the last business day of 2019) and based on the $6.87 closing price per share of our common stock on the NYSE on that date. A number of factors may affect the nature and amount of any potential payments or benefits, and as a result, the payments and benefits actually paid (if any) may be different. For example, a triggering event may occur on a date other than December 31, 2019, the price per share of our common stock on the date of the triggering event may be higher or lower than $6.87or the assumptions relied upon in the estimate of potential payments and benefits below may not reflect the actual circumstances of the triggering event. Accordingly, there is no guarantee that a triggering event would produce the same or similar results as those estimated below.
Termination of Employment Unrelated to a Change in Control
Name	Salary Continuation ($)	Value of Continued Health Care Coverage Premiums ($)	Total ($)
Dhrupad Trivedi	500,000	25,847	525,847
Tom Constantino	262,556	19,385	281,941
Robert Cochran	226,308	19,518	245,826
Gunter Reiss	227,386	19,385	246,771
Termination of Employment in Connection with a Change in Control
			Value of Accelerated Equity Awards ($)
Name	Salary Continuation ($)	Target Annual Cash Bonus ($)	Restricted Stock Units(1)	Options(2)	Value of Continued Health Care Coverage Premiums ($)	Total ($)
Dhrupad Trivedi	500,000	500,000	3,435,000	—	25,847	4,460,847
Tom Constantino	350,075	227,549	2,139,730	—	25,847	2,743,201
Robert Cochran	301,744	150,872	1,766,810	4,782	26,024	2,250,232
Gunter Reiss	303,181	151,591	1,321,678	—	25,847	1,802,297
(1)
The amounts reported in the table reflect the aggregate market value of the unvested shares of our common stock underlying outstanding restricted stock unit awards. The aggregate market value is computed by multiplying (i) the number of unvested shares of our common stock subject to outstanding restricted stock unit awards at December 31, 2019, that would become vested by (ii) $6.87 (the closing market price of our common stock on the NYSE on December 31, 2019, the last trading day in the fiscal year ended December 31, 2019).

(2)
The amounts reported in the table reflect the aggregate market value of the unvested shares of our common stock underlying outstanding option awards. The aggregate market value is computed by multiplying (i) the number of unvested shares of our common stock subject to outstanding option awards at December 31, 2019, that would become vested by (ii) the difference between $6.87 (the closing market price of our common stock on the NYSE on December 31, 2019) and the exercise price per share.

Equity Compensation Plan Information
The following table summarizes our equity compensation plan information as of December 31, 2019. Information is included for equity compensation plans approved by our stockholders and equity compensation plans not approved by our stockholders. We will not grant equity awards in the future under any of the equity compensation plans not approved by our stockholders included in the table below.
Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans(1) (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by stockholders	9,848,687(2)	$5.49(3)	10,757,479
Equity compensation plans not approved by stockholders	—	—	—
Total	9,848,687(2)	$5.49(3)	10,757,479
(1)
Our 2014 Equity Incentive Plan (the “2014 Plan”) provides that the number of shares of our common stock (“Shares”) available for issuance under the 2014 Plan will be increased on the first day of each fiscal year in an amount equal to the least of (i) 8,000,000 Shares, (ii) five percent (5%) of the outstanding Shares on the last day of the immediately preceding fiscal year or (iii) such number of Shares determined by our board of directors; provided, however, that such determination under clause (iii) will be made no later than the last day of the immediately preceding fiscal year.

(2)	Consists of 6,147,068 shares granted as restricted stock units and options to purchase 3,701,619 shares.
(3)	The weighted average exercise price does not take into account outstanding restricted stock units or restricted stock awards, which have no exercise price.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information with respect to the beneficial ownership of our common stock as of March 31, 2020 for:
•	each of our directors and nominees for director;
•	each of our named executive officers;
•	all of our current directors and executive officers as a group; and
•	each person or group, who beneficially owned more than 5% of our common stock.
We have determined beneficial ownership in accordance with the rules of the SEC, and thus it represents sole or shared voting or investment power with respect to our securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable.
We have based our calculation of the percentage of beneficial ownership on 78,709,661 shares of our common stock outstanding as of March 31, 2020. We have deemed shares of our common stock subject to stock options that are currently exercisable or exercisable within 60 days of March 31, 2020 or issuable pursuant to RSUs which are subject to vesting conditions expected to occur within 60 days of March 31, 2020 to be outstanding and to be beneficially owned by the person holding the stock option or RSU for the purpose of computing the percentage ownership of that person. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.
Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o A10 Networks, Inc., 2300 Orchard Parkway, San Jose, California 95131. The information provided in the table is based on our records, information filed with the SEC and information provided to us, except where otherwise noted.
Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
5% Stockholders:
Lee Chen(1)	10,155,924	12.90%
Entities affiliated with Summit Partners, L.P.(2)	9,539,076	12.12%
Entitles affiliated with VIEX Capital Advisors, LLC(3)	7,891,524	10.03%
Entities affiliated with Blackrock, Inc.(4)	4,883,719	6.20%
NEOs and Directors:
Dhrupad Trivedi	—	*
Tom Constantino(5)	184,764	*
Robert Cochran(6)	597,149	*
Gunter Reiss(7)	195,087	*
Lee Chen(1)	10,155,924	12.90%
Chris White(8)	185,060	*
Tor R. Braham(9)	85,206	*
Peter Y. Chung(2)	9,539,076	12.12%
J. Michael Dodson	—	*
Alan S. Henricks(10)	118,640	*
Eric Singer(3)	7,891,524	10.03%
All current executive officers and directors as a group (9 persons)(11)	18,611,446	23.65%
*	Represents beneficial ownership of less than one percent (1%).
(1)
Pursuant to a Schedule 13G/A filed on March 27, 2020, includes (i) 9,873,424 shares of common stock held by Mr. Chen; (ii) 3,200 shares of common stock held by the U/A DTD 07/25/2000 Lee Chen Family Trust, for which Mr. Chen serves as a trustee, and (iii) 282,500 shares issuable upon exercise of options exercisable within 60 days after March 31, 2020.

(2)
Includes (i) 6,873,136 shares of common stock held of record by Summit Partners Growth Equity Fund VIII-A, L.P.; (ii) 2,510,989 shares of common stock held of record by Summit Partners Growth Equity Fund VIII-B, L.P.; (iii) 40,186 shares of common stock held of record by Summit Investors I, LLC, (iv) 3,535 shares of common stock held of record by Summit Investors I (UK), L.P., (v) 87,683 shares held in the name of Peter Y. Chung and (vi) 23,547 shares issuable pursuant to RSUs which are subject to vesting conditions expected to occur within 60 days of March 31, 2020. Peter Y. Chung holds shares and any RSUs for the benefit of Summit Partners, L.P., which he has empowered to determine when the underlying shares will be sold and which is entitled to the proceeds of any such sales. Summit Partners, L.P. is the managing member of Summit Partners GE VIII, LLC, which is the general partner of Summit Partners GE VIII, L.P., which is the general partner of each of Summit Partners Growth Equity Fund VIII-A, L.P. and Summit Partners Growth Equity Fund VIII-B, L.P. Summit Master Company, LLC is the managing member of Summit Investors Management, LLC, which is the manager of Summit Investors I, LLC, and the general partner of Summit Investors I (UK), L.P. Summit Master Company, LLC, as the managing member of Summit Investors Management, LLC, has delegated investment decisions, including voting and dispositive power, to Summit Partners, L.P. and its Investment Committee. Summit Partners, L.P., through a two person Investment Committee currently composed of Martin J. Mannion and Peter Y. Chung, has voting and dispositive authority over the shares held by each of these entities and therefore may be deemed to beneficially owns such shares. In addition, Mr. Chung is a member of Summit Master Company, LLC. Each of the Summit entities mentioned herein, Summit Partners, L.P., Summit Master Company, LLC, Mr. Mannion and Mr. Chung disclaim beneficial ownership of the shares of common stock and the RSUs in each case, to the extent of it or his pecuniary interest therein. The address for each of these entities and persons is 222 Berkeley Street, 18th Floor, Boston, MA 02116.
(3)
A Schedule 13D/A was filed with the SEC on November 21, 2019 by VIEX Capital Advisors, LLC (“VIEX Capital”) and Eric Singer, as managing member of VIEX Capital. VIEX Capital is the investment manager and Eric Singer is the managing member of the following affiliated entities who are also beneficial owners: VIEX Opportunities Fund, LP – Series One, VIEX Opportunities Fund, LP – Series Two, VIEX Special Opportunities Fund II, LP, VIEX Special Opportunities Fund III, LP, VIEX GP, LLC, VIEX Special Opportunities GP II, LLC and VIEX Special Opportunities GP III, LLC. This Schedule 13D/A reports that VIEX Capital and Eric Singer have shared voting power and shared dispositive power with respect to 7,883,675 shares beneficially owned as of November 20, 2019. Also includes 7,849 shares issuable pursuant to RSUs which are subject to vesting conditions expected to occur within 60 days of March 31, 2020. The address for each of these entities and Mr. Singer is 745 Boylston Street, 3rd Floor, Boston, MA 02116

(4)
A Schedule 13G/A was filed with the SEC on February 5, 2020 by BlackRock, Inc. (“BlackRock”). BlackRock is a parent holding company with the following subsidiaries who are also beneficial owners: BlackRock International Limited, BlackRock Advisors, LLC, BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock (Netherlands) B.V., BlackRock Fund Advisor, BlackRock Asset Management Ireland Limited, BlackRock Institutional Trust Company, National Association, BlackRock Financial Management, Inc., BlackRock Japan Co., Ltd., BlackRock Investment Management, LLC. This Schedule 13G/A reports that BlackRock has sole voting power with respect to 4,508,336 shares and sole dispositive power with respect to 4,883,719 shares beneficially owned as of December 31, 2019. The address for each of these entities is 55 East 52nd Street, New York, NY 10055

(5)
Includes (i) 104,062 shares issuable upon exercise of options exercisable within 60 days after March 31, 2020 and (ii) 17,550 shares issuable pursuant to RSUs which are subject to vesting conditions expected to occur within 60 days of March 31, 2020.

(6)
Includes (i) 444,998 shares issuable upon exercise of options exercisable within 60 days after March 31, 2020 and (ii) 17,236 shares issuable pursuant to RSUs which are subject to vesting conditions expected to occur within 60 days of March 31, 2020.

(7)
Includes (i) 91,562 shares issuable upon exercise of options exercisable within 60 days after March 31, 2020 and (ii) 15,955 shares issuable pursuant to RSUs which are subject to vesting conditions expected to occur within 60 days of March 31, 2020.

(8)	Includes 158,370 shares issuable upon exercise of options exercisable within 60 days after March 31, 2020.
(9)	Includes 23,547 shares issuable pursuant to RSUs which are subject to vesting conditions expected to occur within 60 days of March 31, 2020.
(10)
Includes (i) 30,000 shares issuable upon exercise of options exercisable within 60 days after March 31, 2020 and (ii) 23,547 shares issuable pursuant to RSUs which are subject to vesting conditions expected to occur within 60 days of March 31, 2020.

(11)
Includes (i) 670,622 shares issuable upon exercise of options held by our current executive officers and directors exercisable within 60 days after March 31, 2020 and (ii) 129,231 shares issuable pursuant to RSUs which are subject to vesting conditions expected to occur within 60 days of March 31, 2020.

RELATED PERSON TRANSACTIONS
We describe below all transactions and series of similar transactions, since the beginning of our last fiscal year, to which we were a party or will be a party, in which:
•	the amounts involved exceeded or will exceed $120,000; and
•
any of our directors, nominees for director, executive officers or holders of more than 5% of our outstanding capital stock, or any immediate family member of, or person sharing the household with, any of these individuals or entities, had or will have a direct or indirect material interest.

Investors Rights Agreement
We are party to an investors rights agreement which provides, among other things, that certain holders of our common stock have the right to demand that we file a registration statement, or request that the shares of such stock be covered by a registration statement that we are otherwise filing, subject to certain exceptions. Lee Chen, our former President and Chief Executive Officer, Robert Cochran, our Executive Vice President, Legal and Corporate Collaborations, and certain entities affiliated with Summit Partners, L.P., which hold more than 5% of our outstanding capital stock and whose Chief Executive Officer and one of its managing directors, Peter Y. Chung, is a member of our board of directors, are parties to the investors rights agreement.
Employment Arrangements and Indemnification Agreements
We have entered into employment arrangements with certain of our current and former executive officers. See “Executive Officer Employment Agreements.”
We have also entered into indemnification agreements with certain of our officers and directors that require us to indemnify our officers and directors to the fullest extent permitted by Delaware law.
Policies and Procedures for Related Party Transactions
The audit committee of our board of directors has the primary responsibility for reviewing and approving transactions with related parties. The audit committee charter provides that the audit committee may review and approve in advance any related party transactions.
We have adopted a formal written policy providing that our executive officers, directors, nominees for election as directors, beneficial owners of more than 5% of any class of our common stock, any member of the immediate family of any of the foregoing persons, and any firm, corporation, or other entity in which any of the foregoing persons is employed, is a general partner or principal or in a similar position, or in which such person has a 5% or greater beneficial ownership interest, is not permitted to enter into a related party transaction with us without the consent of the audit committee, subject to the exceptions described below. In approving or rejecting any such proposal, the audit committee is to consider the relevant facts and circumstances available and deemed relevant to the audit committee, including, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances, and the extent of the related party’s interest in the transaction. The audit committee has determined that certain transactions shall be deemed to be pre-approved by the audit committee, even if the aggregate amount involved will exceed $120,000, including certain employment arrangements of executive officers, director compensation, transactions with another company at which a related party’s only relationship is as a non-executive employee or beneficial owner of less than 5% of that company’s shares, transactions where a related party’s interest arises solely from the ownership of our common stock and all holders of our common stock received the same benefit on a pro rata basis, and transactions available to all employees generally.

OTHER MATTERS
Fiscal Year 2019 Annual Report and SEC Filings
Our financial statements for our fiscal year ended December 31, 2019 are included in our Annual Report on Form 10-K. This proxy statement and our annual report are posted on our website at http://investors.a10networks.com and are available from the SEC at its website at www.sec.gov. You may also obtain a copy of our annual report without charge by sending a written request to A10 Networks, Inc., Attention: Investor Relations, 2300 Orchard Parkway, San Jose, California 95131.
* * *
The board of directors does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented at the Annual Meeting, the persons named in the proxy card will have discretion to vote the shares of our common stock they represent in accordance with their own judgment on such matters.
It is important that your shares of our common stock be represented at the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote by telephone or by using the Internet as instructed on the proxy card or execute and return, at your earliest convenience, the proxy card in the envelope that will be provided with the proxy card.
THE BOARD OF DIRECTORS

San Jose, California
April 15, 2020

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 26, 2020. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 26, 2020. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D08662-P36323

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

A10 NETWORKS, INC.

The Board of Directors recommends you vote FOR the following:

Nominees:	**For**	**Withhold**
1a. Tor R. Braham	☐	☐
1b. Peter Y. Chung	☐	☐
1c. J. Michael Dodson	☐	☐
1d. Eric Singer	☐	☐
1e. Dhrupad Trivedi	☐	☐

The Board of Directors recommends you vote FOR proposal 2.	**For**	**Against**	**Abstain**
2. To approve, on an advisory and non-binding basis, the compensation of our named executive officers.	☐	☐	☐

The Board of Directors recommends you vote 1 YEAR on proposal 3.	**1 Year**	**2 Years**	**3 Years**	**Abstain**
3. To provide an advisory vote regarding the frequency of holding future advisory votes on executive compensation.	☐	☐	☐	☐

The Board of Directors recommends you vote FOR proposal 4.	**For**	**Against**	**Abstain**
4. To ratify the appointment of Armanino LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2020.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

D08663-P36323

A10 NETWORKS, INC.
Annual Meeting of Stockholders
May 27, 2020
This proxy is solicited by the Board of Directors

The undersigned hereby appoints Dhrupad Trivedi, Tom Constantino and Robert Cochran, and each of them, with full power of substitution and power to act alone, as proxies to vote all the shares of Common Stock which the undersigned would be entitled to vote if personally present and acting at the Annual Meeting of Stockholders of A10 Networks, Inc., to be held on Wednesday, May 27, 2020 at 10:00 a.m. Pacific time, at the Company's executive offices located at 2300 Orchard Parkway, San Jose, California 95131, and at any adjournments or postponements thereof, as follows:

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side